Exhibit 2.1
Agreement and Plan of Merger
by and among
Quanex Building Products Corporation,
QSB Inc.,
Lauren Holdco Inc.,
Lauren International, Inc.
and
Kevin E. Gray as agent for the shareholders of the Lauren Holdco Inc.
Dated as of January 31, 2011

i

Exhibits

Exhibit A	—	Form of Ohio Certificate of Merger
Exhibit B	—	Form of Delaware Certificate of Merger
Exhibit C	—	Form of Escrow Agreement
Exhibit D	—	Form of Disbursement Agreement
Exhibit E	—	Form of IRS Notice
Exhibit F	—	Form of FIRPTA Notice
Exhibit G	—	Form of Tax Matters Agreement
Exhibit H	—	Form of Surviving Corporation Bylaws
Schedules

Schedule 1.4(b)(xii)	—	Severance Agreements
Schedule 2.2	—	Edgetech Entities: Edgetech I.G., Inc. and Edgetech Europe GmbH
Schedule 2.3	—	Lauren Holdco Inc. Organization Documents, as amended
Schedule 2.5(b)	—	Terminations and Cancellations
Schedule 2.6(a)	—	Consents, Approvals and Permits
Schedule 2.6(b)	—	Approval from Governmental Entity
Schedule 2.7(a)	—	Material Contracts
Schedule 2.8(b)-1	—	Holdco Common Stock Shareholders
Schedule 2.8(b)-2	—	Unvested Holdco Shares
Schedule 2.8(c)-1	—	Holdco Option Holders
Schedule 2.9(a)	—	Financial Statements
Schedule 2.9(b)	—	Liabilities
Schedule 2.9(e)	—	Indebtedness of the Edgetech Entities
Schedule 2.10	—	Absence of Certain Changes
Schedule 2.11	—	Undisclosed Liabilities
Schedule 2.12(a)	—	Edgetech Owned Real Estate
Schedule 2.12(b)	—	Edgetech Leased Real Estate
Schedule 2.12(d)	—	Encumbrances on Edgetech Leased Real Estate
Schedule 2.12(h)	—	Tangible Assets and Personal Property
Schedule 2.13(f)	—	Tenants in Possession
Schedule 2.14(a)	—	Litigation and Proceedings Against Edgetech Entities
Schedule 2.14(d)	—	Litigation and Proceedings Against Third Parties
Schedule 2.16	—	Compliance with Laws
Schedule 2.17(a)	—	Encumbered Intellectual Property
Schedule 2.17(c)	—	Third Party Intellectual Property
Schedule 2.17(d)	—	Owned Intellectual Property
Schedule 2.18	—	Environmental Matters
Schedule 2.19(c)	—	Tax Claims
Schedule 2.19(p)	—	Tax Returns
Schedule 2.20	—	Employee Benefit Plans and Employee Matters
Schedule 2.22(a)	—	Insurance Policies

v

Schedule 2.22(b)	—	Pending Insurance Claims
Schedule 2.25(a)	—	Customers and Distributors
Schedule 2.25(b)	—	Suppliers
Schedule 2.26	—	Accounts Receivable
Schedule 2.27	—	Bank Accounts; Powers of Attorney; Investments; Derivatives
Schedule 2.28	—	Finders’ Fees
Schedule 4.2	—	Restrictions on Conduct of Business of Holdco and the Edgetech Entities
Schedule 4.3	—	Affiliated Transactions
Schedule 5.15(a)	—	Real Estate Contributed to Lauren Real Estate Holding LLC
Schedule 5.16	—	Indebtedness

Agreement and Plan of Merger
This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of January 31, 2011 (the “Agreement Date”), by and among Quanex Building Products Corporation, a Delaware corporation (“Acquiror”), QSB Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Sub”), Lauren Holdco Inc., an Ohio corporation and wholly-owned subsidiary of Parent, Lauren International, Inc., an Ohio corporation, and Kevin E. Gray, solely in his capacity as agent for the Holdco Equity Holders (the “Holdco Equity Holders’ Agent”).
Recitals
A. The board of directors of Parent has approved the Reorganization (as defined in Section 5.15), so that Edgetech will be a wholly-owned subsidiary of Holdco following such Reorganization.
B. The respective boards of directors of Parent, Holdco, Sub and Acquiror have determined that it would be advisable and in the best interests of the shareholders of their respective companies that Sub merge with and into Holdco (the “Merger”), with Holdco to survive the Merger and to become a wholly-owned subsidiary of Acquiror, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved this Agreement, the Merger and the other transactions contemplated by this Agreement.
C. Pursuant to the Merger, among other things, the issued and outstanding shares of capital stock of Holdco shall be converted into the right to receive cash in the manner set forth herein.
D. Parent, Holdco, Sub and Acquiror desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.
E. As promptly as practicable following the execution and delivery of this Agreement, Parent shall duly call, give notice of, convene and hold a meeting of Parent Shareholders to secure the necessary approval of this Agreement and the principal terms of the Merger from the Parent Shareholders in accordance with (i) the provisions of Parent’s organizational and other governance documents, (ii) the OGCL and (iii) any other applicable Legal Requirements. Any corresponding approval of the Holdco Shareholders shall also be obtained.
Now, therefore, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER
1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the second decimal place.
“Acquiror” has the meaning set forth in the Preamble.
“Acquiror Closing Certificate” has the meaning set forth in Section 1.4(a)(iii).
“Acquisition Proposal” means any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Acquiror or an Affiliate of Acquiror), or any public announcement of intention to enter into any such agreement (or of intention to make) any offer, proposal or bona fide indication of interest, relating to, or that contemplates: (A) any acquisition or purchase from Parent by any Person or Group of more than a 10% interest in the total outstanding voting securities of any Edgetech Entity or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 10% or more of the total outstanding voting securities of any Edgetech Entity or any merger, consolidation, business combination or similar transaction involving any Edgetech Entity; (B) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 10% of the assets of any of the Edgetech Entities in any single transaction or series of related transactions; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Edgetech Entities, or any extraordinary dividend, whether of cash or other property.
“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.
“Agreement” has the meaning set forth in the Preamble.
“Agreement Date” has the meaning set forth in the Preamble.
“Approval” has the meaning set forth in Section 2.6(a).
“Balance Sheet” has the meaning set forth in Section 2.11.
“Balance Sheet Date” has the meaning set forth in Section 2.11.
“Business Day” means a day (A) other than Saturday or Sunday, and (B) on which commercial banks are open for business in the State of Delaware.
“Certificates” has the meaning set forth in Section 1.10(c)(i).
“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.
“COBRA” has the meaning set forth in Section 2.20(c).
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” has the meaning set forth in Section 5.3(a).
“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Agreement Date or as may hereafter be in effect.
“Damages” means all damages, losses, Liabilities, payments, amounts paid in settlement, obligations, fines, penalties, costs, expenses (including reasonable fees and expenses of outside attorneys, accountants and other professional advisors and of expert witnesses and other costs of investigation, preparation and litigation in connection with any Proceeding or threatened Proceeding but excluding any and all internal costs and expenses) of any kind or nature whatsoever.
“Delaware Certificate of Merger” has the meaning set forth in Section 1.2.
“DGCL” means the General Corporation Law of the State of Delaware.
“Disbursement Agent” has the meaning set forth in Section 1.4(a)(vi).
“Disbursement Agreement” has the meaning set forth in Section 1.4(a)(vi).
“Disclosure Letter” has the meaning set forth in Article II.
“Dissenting Shares” means any shares of Holdco Common Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which dissenters’ rights shall have been perfected in accordance with the OGCL in connection with the Merger.
“Edgetech” means Edgetech I.G., Inc., an Ohio corporation.
“Edgetech Authorizations” has the meaning set forth in Section 2.6(b).
“Edgetech Debt” has the meaning set forth in Section 2.9(e).
“Edgetech Distribution” has the meaning set forth in Section 5.15(d).
“Edgetech Employee Plans” has the meaning set forth in Section 2.20(a).
“Edgetech Entities” means Edgetech (including Edgetech UK) and Edgetech Germany.
“Edgetech Entity Organizational Documents” has the meaning set forth in Section 2.3(b).

“Edgetech Germany” means Edgetech Europe GmbH, a German company.
“Edgetech Intellectual Property” means all Intellectual Property owned by the Edgetech Entities, including all Intellectual Property Rights applicable thereto.
“Edgetech Real Estate” has the meaning set forth in Section 2.12(a).
“Edgetech Remediation” means all actions, including any capital expenditures, undertaken or required by Environmental Law or any Governmental Entity to be undertaken at the site formerly owned by NCR Corporation located at 800 Cochran Avenue, Cambridge, Guernsey County, Ohio (A) to cleanup, remove, treat or in any other way address any Hazardous Material or other substance; (B) to prevent the Release or threatened Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the environment; (C) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (D) to take any other actions necessary to comply in all respects with the Director’s Final Findings and Orders entered by the Ohio Environmental Protection Agency on April 7, 2008 (“Ohio EPA Order”).
“Edgetech UK” means the United Kingdom branch of Edgetech.
“Edgetech UK Employee” means any director, officer, employee, worker or consultant of any Edgetech Entity who is based in the United Kingdom.
“Edgetech Voting Debt” has the meaning set forth in Section 2.8(f).
“Effective Time” has the meaning set forth in Section 1.5.
“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use with respect to real property, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (A) the voting of any security or the transfer of any security or other asset, (B) the receipt of any income derived from any asset, and (C) the possession, exercise or transfer of any other attribute of ownership of any asset).
“Environmental Law” means all Legal Requirements relating to (A) the control of any potential pollutant or protection of human health or the environment (including air, water or land), (B) solid, gaseous or liquid waste generation, emission, handling, treatment, storage, disposal or transportation, and (C) exposure to hazardous, toxic or other substances alleged to be harmful, and includes without limitation, (1) the terms and conditions of any Environmental Permit, and (2) judicial, administrative, or other regulatory decrees, judgments, and orders of any Governmental Entity under Environmental Law. The term “Environmental Law” shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., and any foreign, state, county, or local laws and regulations similar thereto.

“Environmental Permit” means any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Entity under Environmental Law.
“ERISA” has the meaning set forth in Section 2.20(a).
“ERISA Affiliate” has the meaning set forth in Section 2.20(a).
“Escrow Agent” has the meaning set forth in Section 8.3.
“Escrow Agreement” has the meaning set forth in Section 1.4(a)(v).
“Escrow Cash” means an amount of cash equal to $7,000,000.
“Escrow Fund” has the meaning set forth in Section 8.3.
“Estimated Parent Reorganization Tax Liability” means $3,504,000.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Facilities” means all buildings and improvements on the Property.
“Financial Statements” has the meaning set forth in Section 2.9(a).
“FIRPTA Notice” has the meaning set forth in Section 1.4(b)(viii).
“Foreign Plan” has the meaning set forth in Section 2.20(h).
“Fully Diluted Number” means the sum without duplication of (i) the total number of shares of Holdco Common Stock outstanding immediately prior to the Effective Time, and (ii) the total number of shares of Holdco Common Stock that are issuable upon exercise of the Holdco Options outstanding immediately prior to the Effective Time.
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.
“Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

“Hazardous Materials” means any (A) toxic or hazardous materials or substances, as listed, defined in, or the subject of any Environmental Law; (B) asbestos, polychlorinated biphenyls, mercury or explosive materials; (C) radioactive materials; (D) petroleum or petroleum products (including crude oil); and (E) any other chemical, pollutant, contaminant, substance or waste that is regulated or for which liability or standards of care are imposed under any Environmental Law.
“Holdco” means (i) prior to the Parent Merger, Lauren Holdco Inc., an Ohio corporation, and (ii) from and after the Parent Merger, Lauren International, Inc., an Ohio corporation (in each case, Ohio Charter No. 1987022).
“Holdco Board” means the board of directors of Holdco.
“Holdco Common Stock” means the Common Stock of Holdco.
“Holdco Equity Holders” means the Holdco Shareholders (other than a holder solely of shares of Holdco Common Stock which constitute and remain Dissenting Shares), and Holdco Optionholders, collectively, in each case as of immediately prior to the Effective Time.
“Holdco Equity Holders’ Agent” has the meaning set forth in the Preamble.
“Holdco Optionholders” means the holders of Holdco Options.
“Holdco Options” means options to purchase shares of Holdco Common Stock.
“Holdco Representatives” has the meaning set forth in Section 5.2(a).
“Holdco Secretary’s Certificate” has the meaning set forth in Section 1.4(b)(ii).
“Holdco Shareholder Approval” means the affirmative votes of the holders of a majority of the outstanding shares of Holdco Common Stock.
“Holdco Shareholders” means the holders of shares of outstanding Holdco Common Stock.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
“Indemnified Person(s)” has the meaning set forth in Section 8.2(a).
“Intellectual Property” means (A) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto made by the Edgetech Entities, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (B) all trademarks, service marks, trade dress, logos, trade names, product configurations, package designs, model names, model numbers, domain names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (C) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (D) all mask works and all applications, registrations, and renewals in connection therewith, (E) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (F) all computer software (including data and related documentation), and (G) all other proprietary rights.

“Intellectual Property Rights” means all rights of the following types, whether registered or unregistered, which may exist or be created under the laws of any jurisdiction: (A) rights associated with works of authorship, including exclusive exploitation rights, copyrights, and moral rights; (B) trademark, service mark, and trade name rights and similar rights; (C) trade secret rights; (D) patents and industrial property rights; (E) database rights; (F) any other proprietary rights applicable to Intellectual Property; (G) any and all rights pursuant to any intellectual property laws of any Governmental Authority; and (H) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses (A) through (G) above.
“IRS Notice” has the meaning set forth in Section 1.4(b)(viii).
The term “knowledge” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of each director of Parent, Holdco and any Edgetech Entity and their respective Presidents, Chief Executive Officers, Chief Operating Officers, Chief Financial Officers and General Counsels of such fact, circumstance, event or other matter after conducting a reasonable inquiry.
“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code (including the Code), edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to the Edgetech Entities or to any of their assets, properties or businesses.
“Letter of Transmittal” has the meaning set forth in Section 1.10(c)(i).
“Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Legal Requirements or Proceeding and those arising under any Contract.
“Material Adverse Effect” with respect to any Person means any change, event, development, circumstance or effect (each, an “Effect”) that, individually or taken together with all other related Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such Person in this Agreement, is, or would be reasonably expected to be, materially adverse to the condition (financial or otherwise), prospects, assets (including intangible assets), liabilities (taken together), business or results of operations of such Person and its subsidiaries, taken as a whole, but excluding the effect (A) resulting from general economic conditions, (B) affecting companies in the industry in which it conducts its business generally, (C) resulting from the announcement or performance of this Agreement or the transactions contemplated hereby, or (D) resulting from any actions required under this Agreement to obtain any Consent from any Person or Governmental Authority.

“Material Contract” has the meaning set forth in Section 2.7(a).
“Merger” has the meaning set forth in Recital B.
“Merger Expenses” means (A) all of the fees and expenses of Day Ketterer Ltd., Brown, Gibbons, Lang and Company and those Persons listed on a disbursement authorization presented by Parent at Closing incurred in connection with the consummation of the transactions described in this Agreement, such amounts to be set forth in the invoices delivered to and approved by Parent at or before the Closing, (B) the amounts necessary to fully pay the indebtedness of the Edgetech Entities to PNC Bank National Association with respect to the loans listed on Schedule 5.16, less the amount of cash held by the Edgetech Entities as of the Closing Date (the “Edgetech Cash”), and (C) all bonuses paid or payable to employees of Edgetech in connection with the transactions described in this Agreement.
“Net Total Merger Consideration” means the Total Merger Consideration less the Merger Expenses.
“New Litigation Claim” has the meaning set forth in Section 5.7.
“Officer’s Certificate” has the meaning set forth in Section 8.5(a).
“OGCL” means the Ohio General Corporation Law.
“Ohio Certificate of Merger” has the meaning set forth in Section 1.2.
“Organizational Documents” has the meaning set forth in Section 2.3(a).
“Parent” means (i) prior to the Parent Merger, Lauren International, Inc., an Ohio corporation, (ii) from and after the Parent Merger and prior to the Parent Conversion, LII Inc., an Ohio corporation, and (iii) from and after the Parent Conversion, Lauren International, Ltd., an Ohio limited liability company (in each case, Ohio Charter No. 344671).
“Parent Conversion” has the meaning set forth in Section 5.15(c).
“Parent Closing Certificate” has the meaning set forth in Section 1.4(b)(i).
“Parent Distribution” has the meaning set forth in Section 5.15(e).
“Parent Merger” has the meaning set forth in Section 5.15(b).
“Permitted Encumbrances” means: (A) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; and (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens and (E) security interests granted in favor of PNC Bank National Association.

“Per Share Amount” means the quotient obtained by dividing (1) the Net Total Merger Consideration by (2) the Fully Diluted Number.
“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, other business organization or Governmental Entity.
“Pre-Closing Period” has the meaning set forth in Section 4.1.
“Proceedings” means any action, suit, proceeding, complaint, charge, inquiry, investigation, arbitration or mediation before or by a Governmental Entity or any arbitrator or arbitration panel or any mediator or mediation panel.
“Property” means all real property leased or owned by the Edgetech Entities.
“Receivables” has the meaning set forth in Section 2.26.
“Real Estate Distribution” has the meaning set forth in Section 5.15(a).
“Real Estate LLC” has the meaning set forth in Section 5.15(a).
“Registered Intellectual Property” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Entity, including all patents, registered copyrights, registered domain names and registered trademarks and all applications for any of the foregoing.
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into the environment.
“Reorganization” has the meaning set forth in Section 5.15.
“Securities Act” means the Securities Act of 1933, as amended.
“Significant Customers and Distributors” has the meaning set forth in Section 2.25(a).
“Significant Supplier” has the meaning set forth in Section 2.25(b).
“Sub” has the meaning set forth in the Preamble.

“Subsidiary” means, as of the applicable point in time, each corporation, partnership, limited liability company or other entity of which a Person owns, directly or indirectly, more than 50% of the outstanding voting securities or voting equity interests or of which a Person has the power, directly or indirectly, whether through ownership of equity securities, by contract or otherwise, to direct or manage its business or affairs.
“Survival Period” has the meaning set forth in Section 8.1.
“Surviving Corporation” has the meaning set forth in Section 1.2.
“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (A) any and all federal, state, provincial, county, local or foreign taxes or levies of any kind and any and all other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real property, personal property, asset, sales, use, franchise, license, payroll, transaction, capital, capital gains, net worth, withholding, estimated, social security, utility, workers’ compensation, severance, disability, wage, employment, production, unemployment compensation, occupation, premium, windfall profits, transfer, gains, alternative or add-on minimum, stamp, documentary, recapture, business license, business organization, environmental, profits, lease , or other taxes or other charges imposed by or on behalf of or payable to any Governmental Entity, together with any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any of the foregoing (whether or not disputed), (B) any Liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar applicable state, local or foreign Tax law, and (C) any Liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.
“Tax Matters Agreement” has the meaning set forth in Section 1.4(b)(xi).
“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.
“Termination Date” has the meaning set forth in Section 7.1(b).
“Third Party Intellectual Property” means all Intellectual Property owned by third parties that is used by the Edgetech Entities in the conduct of their business, including all Intellectual Property Rights thereto.
“Threshold” has the meaning set forth in Section 8.2(c)(v).
“Total Merger Consideration” means $107,000,000, less the Estimated Parent Reorganization Tax Liability.
“Transfer Taxes” has the meaning set forth in Section 5.14.

“UK Pension Scheme” means the group personal pension arrangement with Aegon which has been put in place by Edgetech UK for the benefit of the Edgetech UK Employees.
“Unvested Holdco Shares” means any shares of Holdco Common Stock that are not vested under the terms of any Contract with Holdco (including any stock option agreement, or stock option exercise agreement, or restricted stock purchase agreement) as of immediately prior to the Effective Time.
“WARN Act” has the meaning set forth in Section 2.20(z).
Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.
1.2 The Merger. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger in substantially the form attached as Exhibit A (the “Ohio Certificate of Merger”), the Certificate of Merger in substantially the form attached as Exhibit B (the “Delaware Certificate of Merger”) and the applicable provisions of the OGCL and the DGCL, Sub shall merge with and into Holdco, the separate corporate existence of Sub shall cease and Holdco shall continue as the surviving corporation and shall become a wholly-owned Subsidiary of Acquiror. Holdco, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”
1.3 Closing. Unless this Agreement is earlier terminated in accordance with Section 7.1, the closing of the transactions contemplated hereby (the “Closing”) shall take place three Business Days after the satisfaction or waiver of each of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or at such other time and date as may be agreed upon by the parties. The Closing shall take place at the offices of Day Ketterer Ltd., 200 Market Avenue North, Suite 300, Canton, Ohio 44702, or at such other location as the parties hereto agree. The date on which the Closing occurs is herein referred to as the “Closing Date.”
1.4 Closing Deliveries.
(a) Acquiror Deliveries. Acquiror shall deliver to Holdco or other party as listed below, at or prior to the Closing, each of the following:
(i) payment to the Escrow Agent, by wire transfer of immediately available funds, of the Escrow Cash in accordance with the provisions of the Escrow Agreement;
(ii) payment to the Disbursement Agent, by wire transfer of immediately available funds, an aggregate amount equal to the Net Total Merger Consideration less the Escrow Cash, in accordance with the provisions of the Disbursement Agreement;
(iii) payment to Day Ketterer Ltd., by wire transfer of immediately available funds, an aggregate amount equal to the Merger Expenses plus the Edgetech Cash;

(iv) a certificate, dated as of the Closing Date, executed on behalf of Acquiror by a duly authorized officer of Acquiror, to the effect that each of the conditions set forth in clause (a) of Section 6.2 has been satisfied (the “Acquiror Closing Certificate”);
(v) an Escrow Agreement, in substantially the form attached as Exhibit C (the “Escrow Agreement”), dated as of the Closing Date and executed by Acquiror and the Escrow Agent; and
(vi) a Disbursement Agreement, in substantially the form attached as Exhibit D (the “Disbursement Agreement”), dated as of the Closing Date and executed by Acquiror, Parent and the Disbursement Agent.
(b) Parent and Holdco Deliveries. Parent or Holdco, as applicable, shall deliver to Acquiror, at or prior to the Closing, each of the following:
(i) a certificate, dated as of the Closing Date, executed on behalf of Parent by its Chief Executive Officer, to the effect that each of the conditions set forth in clauses (a), (d) and (e) of Section 6.3 has been satisfied (the “Parent Closing Certificate”);
(ii) a certificate, dated as of the Closing Date and executed on behalf of Holdco by its Secretary, certifying Holdco’s (A) Articles of Incorporation, as amended, (B) Bylaws, as amended, (C) board resolutions approving the Merger and adopting this Agreement and the Certificate of Merger, and (D) the Holdco Shareholder Approval (the “Holdco Secretary’s Certificate”);
(iii) the Escrow Agreement, dated as of the Closing Date and executed by Parent and the Holdco Equity Holders’ Agent;
(iv) the Disbursement Agreement, dated as of the Closing Date and executed by Acquiror, Parent and the Disbursement Agent;
(v) evidence satisfactory to Acquiror of the resignation, effective immediately prior to the Effective Time, of (A) each of the directors and each of the officers of Holdco and Edgetech in office as a director or officer of Holdco or Edgetech (as applicable), and (B) each member of the advisory board of Edgetech Germany other than Michael B. Hovan;
(vi) certificates from the Secretary of State of the State of Ohio dated within five days that Holdco and Edgetech are each in good standing and from an appropriate officer or governmental authority of each other State or other jurisdiction in which Holdco and Edgetech is qualified to do business as a foreign corporation dated within ten days prior to the Closing Date certifying that Holdco and Edgetech are each in good standing (to the extent that the laws of such jurisdictions contemplate the issuance of a certificate or other evidence of such good standing);
(vii) a certificate from an appropriate officer or governmental authority of each jurisdiction in which an Edgetech Entity is organized certifying that such Subsidiary is duly organized and in good standing (to the extent that the laws of such jurisdiction contemplate the issuance of a certificate or other evidence of good standing);

(viii) FIRPTA documentation, including (A) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached as Exhibit E, dated as of the Closing Date and executed by Holdco (the “IRS Notice”), together with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Holdco after the Closing, and (B) a FIRPTA Notification Letter, in substantially the form attached as Exhibit F, dated as of the Closing Date and executed by Holdco (the “FIRPTA Notice”);
(ix) the Post-Closing Real Property Lease, executed by Real Estate LLC and Edgetech, and the Post-Closing Supply Agreement, executed by LMI Custom Mixing, LLC and Edgetech;
(x) the Transition Services Agreement, executed by Parent, Edgetech and Edgetech Germany;
(xi) the Tax Matters Agreement, in the form attached as Exhibit G (the “Tax Matters Agreement”), dated as of the Closing Date and executed by Parent and Holdco;
(xii) a Severance Agreement for each of the Persons set forth on Schedule 1.4(b)(xii), executed by Edgetech and each such Person; and
(xiii) a pay-off letter from PNC Bank National Association, a release of any security interests in any assets of the Edgetech Entities relating to any debt owed thereto and evidence reasonably satisfactory to Acquiror of the amendment of any loan documents, including, without limitation, any promissory notes, relating to such debt, removing the Edgetech Entities as parties to such loan documents and of the satisfaction of all obligations of the Edgetech Entities relating to such debt.
1.5 Effective Time. At the Closing, after the satisfaction or waiver of each of the conditions set forth in Article VI, Sub and Holdco shall cause the Ohio Certificate of Merger to be filed with the Secretary of State of the State of Ohio and the Delaware Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the OGCL and the DGCL, respectively (the time of filing agreed to by Holdco and the Acquiror and set forth in the Ohio Certificate of Merger and the Delaware Certificate of Merger being referred to herein as the “Effective Time”).
1.6 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Ohio Certificate of Merger, the Delaware Certificate of Merger and the applicable provisions of the OGCL and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Holdco and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Holdco and Sub shall become debts, liabilities and duties of the Surviving Corporation and Acquiror shall cause the Surviving Corporation to change its name to Edgetech Holding Co.

1.7 Articles of Incorporation and Bylaws.
(a) At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended in their entirety to read as set forth in the Ohio Certificate of Merger, until thereafter amended as provided by the OGCL.
(b) At the Effective Time, the Bylaws of the Surviving Corporation shall be amended in their entirety to read in substantially the form attached as Exhibit H, until thereafter amended as provided by the OGCL, the Articles of Incorporation of the Surviving Corporation and such Bylaws.
1.8 Directors and Officers.
(a) At the Effective Time, the members of the board of directors of Sub immediately prior to the Effective Time shall be appointed as the members of the board of directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified.
(b) At the Effective Time, the officers of Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed.
1.9 Effect on Holdco Common Stock and Holdco Options.
(a) Treatment of Holdco Common Stock Owned by Holdco Equity Holders; Treatment of Capital Stock of Sub. On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of any holder of the Holdco Common Stock or Holdco Options:
(i) Holdco Common Stock. At the Effective Time, each share of Holdco Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares owned by Holdco) shall be automatically converted into the right to receive, subject to and in accordance with Section 1.10(a), an amount of cash (without interest) equal to the Per Share Amount. The amount of cash each Holdco Shareholder is entitled to receive for the shares of Holdco Common Stock held by such Holdco Shareholder shall be rounded to the nearest cent.
(ii) Holdco Options. Prior to the Effective Time, the Holdco Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that each unexpired and unexercised vested Holdco Option shall be cancelled effective as of immediately prior to the Effective Time, and, in exchange therefor, each former holder of any such cancelled Holdco Option that has vested as of immediately prior to the Effective Time shall be entitled to receive from the Disbursement Agent, in consideration of the cancellation of such vested Holdco Option and in settlement therefor, an amount in cash (without interest and subject to any applicable withholding or other Taxes required by applicable Legal Requirements to be withheld or otherwise paid by Holdco, including any fringe benefit tax) equal to the product of (A) the total number of shares of Holdco Common Stock previously subject to the vested portion of such Holdco Option, and (B) the excess, if any, of the Per Share Amount over the exercise price per share of Holdco Common Stock previously subject to the vested portion of such Holdco Option.

(iii) Total Merger Consideration. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate consideration paid by Acquiror to the Holdco Equity Holders exceed the Net Total Merger Consideration.
(iv) Capital Stock of Sub. Each share of capital stock of Sub that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without further action on the part of the sole shareholder of Sub, be converted into and become 100 shares of common stock of the Surviving Corporation, and the shares of Surviving Corporation into which the shares of Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time. Each certificate evidencing ownership of shares of Sub common stock shall evidence ownership of such shares of common stock of the Surviving Corporation.
(b) Treatment of Holdco Common Stock Owned by Holdco. At the Effective Time, all shares of Holdco Common Stock that are owned by Holdco as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.
(c) Dissenters’ Rights. Notwithstanding anything contained herein to the contrary, any Dissenting Shares shall not be converted into the right to receive the cash amount provided for in Section 1.9(a), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the OGCL. Each holder of Dissenting Shares who, pursuant to the provisions of the OGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor from the Disbursement Agent in an amount that does not exceed the amount that otherwise would have been paid under Section 1.9 if such shares were not Dissenting Shares and in accordance with the OGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the cash payable pursuant to Section 1.9(a) in respect of such shares as if such shares never had been Dissenting Shares, and the Disbursement Agent shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.10(c), following the satisfaction of the applicable conditions set forth in Section 1.10(c), the amount of cash to which such holder would be entitled in respect thereof under this Section 1.9 as if such shares never had been Dissenting Shares. Holdco shall give Acquiror prompt notice of any demands for appraisal or purchase received by Holdco, withdrawals of such demands, and any other instruments served pursuant to the OGCL and received by Holdco. Holdco shall not, except with the prior written consent of Acquiror, which consent shall not be unreasonably withheld, or as otherwise required under the OGCL, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. The payout of consideration under this Agreement to the Holdco Shareholders (other than to holders of Dissenting Shares who shall be treated as provided in this Section 1.9(c) and under the OGCL) shall not be affected by the exercise or potential exercise of appraisal rights under the OGCL by any other Holdco Shareholder.

(d) Rights Not Transferable. The rights of the Holdco Equity Holders at the Effective Time are personal to each such security holder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution or with the prior written consent of Acquiror. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.
1.10 Funding of Escrow; Surrender of Certificates in Exchange for Payments.
(a) Funding of Escrow. At the Closing, Acquiror shall transfer directly to the Escrow Agent in immediately available funds the Escrow Cash. The Escrow Cash shall be withheld from the cash payable pursuant to Section 1.9(a) to the Holdco Equity Holders as provided for herein. The Escrow Cash shall constitute security solely for the indemnification obligations of such Holdco Equity Holders pursuant to Article VIII, and shall be held in and distributed in accordance with the provisions of the Escrow Agreement.
(b) Funding of Disbursement. At the Closing, Acquiror shall transfer directly to the Disbursement Agent in immediately available funds an aggregate amount equal to the Net Total Merger Consideration less the Escrow Cash, such amount payable pursuant to the terms of the Disbursement Agreement.
(c) Exchange Procedures for Share Certificates and Holdco Options.
(i) At or prior to the Effective Time, Holdco shall mail or cause to be mailed to every Holdco Shareholder that has not previously delivered its Certificates together with a properly completed and duly executed letter of transmittal in the form supplied by the Disbursement Agent (the “Letter of Transmittal”), to each Holdco Shareholder who is a holder of shares of the Holdco Common Stock as reflected in the stock records of Holdco but to whom Certificates have not been issued by Holdco, and to each Holdco Optionholder (A) a form of Letter of Transmittal, and (B) instructions for use of the Letter of Transmittal in effecting the surrender of certificates or instruments, if any, which immediately prior to the Effective Time represented issued and outstanding Holdco Common Stock or outstanding Holdco Options that were converted into the right to receive or became entitled to receive, as the case may be, consideration pursuant to Section 1.9(a) (the “Certificates”) in exchange for such cash. The Letter of Transmittal shall specify that delivery of Certificates shall be effected, and risk of loss and title to Certificates shall pass, only upon receipt thereof by the Disbursement Agent, together with a properly completed and duly executed Letter of Transmittal, duly executed on behalf of each Person effecting the surrender of such Certificates, and shall be in such form and have such other provisions as the Disbursement Agent may reasonably specify.
(ii) As soon as reasonably practicable after the date of delivery to the Disbursement Agent of a Certificate, together with a properly completed and duly executed Letter of Transmittal and any other documentation required by the Letter of Transmittal, (A) the holder of record of such Certificate shall be entitled to receive, at the Holdco Equity Holder’s election, either a check or wire transfer, to an account designated by such holder pursuant to the Letter of Transmittal, representing the cash amount that such holder has the right to receive pursuant to Section 1.9(a) in respect of such Certificate, less such Holdco Equity Holder’s Pro Rata Share of the Escrow Cash in respect of such Certificate, and (B) such Certificate shall be canceled.

(d) No Interest; U.S. Funds. No interest shall accumulate on any cash payable in connection with the Merger (other than pursuant to the Escrow Agreement and the Disbursement Agreement). All amounts paid by Acquiror hereunder shall be made in U.S. Dollars.
(e) Transfers of Ownership. If any cash amount payable pursuant to Section 1.9(a) is to be paid to a Person other than the Person to which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to the Disbursement Agent or any agent designated by it any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such Tax has been paid or is not payable.
(f) No Liability. Notwithstanding anything to the contrary in this Section 1.10, none of Acquiror, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable unclaimed funds, abandoned property, escheat or similar law.
(g) Distribution of Remaining Funds to Surviving Corporation. Any funds held by the Disbursement Agent that remain undistributed to the Holdco Shareholders or Holdco Optionholders on the date that is six months after the Effective Time shall be delivered to the Surviving Corporation (or otherwise according to the written instructions of the Surviving Corporation), and any holders of shares of Holdco Common Stock that were issued and outstanding immediately prior to the Effective Time who have not theretofore surrendered their Certificates for exchange pursuant to the provisions of this Section 1.10 shall, after such delivery of funds to the Surviving Corporation, look for payment of the Per Share Amount payable in respect of the shares of Holdco Common Stock represented by such Certificates solely to the Surviving Corporation who shall then be responsible for making payment, subject to the provisions of Section 1.10(f).
1.11 No Further Ownership Rights in the Holdco Common Stock or Holdco Options. All cash paid or payable following the surrender for exchange of all shares of Holdco Common Stock and Holdco Options in accordance with the terms hereof shall be so paid or payable in full satisfaction of all rights pertaining to all shares of Holdco Common Stock and Holdco Options including any rights to declared but unpaid dividends, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Holdco Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, a Certificate is presented to the Surviving Corporation for any reason, such Certificate shall be canceled and exchanged as provided in this Article I.

1.12 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Disbursement Agent shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such cash as may be required pursuant to Section 1.9 in respect of such Certificate; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to execute an indemnification agreement as Acquiror may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or any of their respective representatives or agents with respect to such Certificate.
1.13 Tax Consequences. The parties acknowledge that the Merger does not qualify as a “reorganization” described in Section 368(a) of the Code. Acquiror makes no representations or warranties to Holdco or to any Holdco Equity Holder regarding the Tax treatment of the Merger, the Reorganization or any of the Tax consequences to Holdco or any Holdco Equity Holder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. Holdco acknowledges that Holdco and the Holdco Equity Holders are relying solely on their own Tax advisors in connection with this Agreement, the Merger, the Reorganization and the other transactions and agreements contemplated hereby. Parent and Holdco make no representations to Sub or Acquiror regarding the Tax treatment to Acquiror or Sub of the Merger, the Reorganization or any of the Tax consequences to Acquiror or Sub of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. Acquiror acknowledges that it is relying solely on its own Tax advisors in connection with this Agreement, the Merger, the Reorganization and the other transactions and agreements contemplated hereby.
1.14 Withholding Rights. Each of Acquiror, the Surviving Corporation, the Escrow Agent and the Disbursement Agent shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement to any holder of any shares of Holdco Common Stock or any Holdco Options such amounts as Acquiror, the Surviving Corporation, the Escrow Agent or the Disbursement Agent reasonably determines that it is required to deduct and withhold with respect to any such deliveries and payments under the Code or any other provision of federal, state, local or foreign Legal Requirements. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.
1.15 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of Holdco after the Reorganization, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Holdco or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PARENT AND HOLDCO
Subject to the disclosures set forth in the disclosure letter of Holdco and Parent delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Disclosure Letter”) (consistent with the Section 9.2(b), each of which disclosures shall clearly indicate the Section and, if applicable, the subsection of this Article II to which it relates and each of which disclosures shall also be deemed to be representations and warranties made by Holdco and Parent to Acquiror under this Article II), Holdco and Parent jointly and severally represent and warrant to Acquiror as follows:
2.1 Organization, Standing and Power. Each of Parent and Holdco is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has full power and authority to own, lease or otherwise hold its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted.
2.2 Edgetech Entities. As of the Closing Date, Holdco’s only direct or indirect subsidiaries will be the Edgetech Entities. Schedule 2.2 to the Disclosure Letter lists (a) each Edgetech Entity, (b) the number of authorized shares of capital stock or other equity interests of each Edgetech Entity, (c) the number of issued and outstanding shares of capital stock or other equity interests of each Edgetech Entity, the names of the holder(s) thereof, and the number of shares of capital stock or other equity interests held by such holder, (d) the number of shares of capital stock or other equity interests held in treasury, and (e) each state or jurisdiction in which each Edgetech Entity (i) has offices, properties or employees, (ii) is qualified to do business, or (iii) pays Taxes. Each Edgetech Entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has full power and authority to own, lease or otherwise hold its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted. Each Edgetech Entity is duly qualified to do business and is in good standing in each jurisdiction where it is legally required to be qualified, except where the failure to so register would not have a Material Adverse Effect with respect to such Edgetech Entity.
2.3 Organization Documents.
(a) Schedule 2.3 to the Disclosure Letter sets forth true, complete and correct copies of the organizational documents, including the Articles of Incorporation and Bylaws, or other equivalent organizational documents of Holdco (as amended through the Agreement Date, the “Organizational Documents”). Holdco has provided or made available to Acquiror’s representatives the minute books and stock records of Holdco. Holdco is not in violation of any of the provisions of its Organizational Documents. The minute books and stock records of Holdco previously furnished or made available to Acquiror correctly and completely reflect all corporate actions taken at all meetings of, or by written consents of, directors and shareholders of Holdco.

(b) Parent and Holdco have provided or made available to Acquiror’s representatives true, complete and correct copies of the organizational documents, including the Articles of Incorporation and Bylaws, or other equivalent organizational documents of each Edgetech Entity (as amended through the Agreement Date, the “Edgetech Entity Organizational Documents”). Parent and Holdco have provided or made available to Acquiror’s representatives the minute books and stock records of each Edgetech Entity. No Edgetech Entity is in violation of any of the provisions of its Edgetech Entity Organizational Documents. The minute books and stock records of each Edgetech Entity previously furnished or made available to Acquiror correctly and completely reflect all corporate actions taken at all meetings of, or by written consents of, directors and shareholders of such Edgetech Entity.
2.4 Authority and Enforceability.
(a) Each of Parent and Holdco, subject to the adoption of this Agreement by their respective shareholders, has all requisite power and authority to enter into this Agreement, each of the other agreements contemplated hereby to which Parent or Holdco is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, each of the other agreements contemplated hereby to which Parent or Holdco is or will be a party and the consummation of the transactions contemplated hereby and thereby, as of the Closing Date, will have been duly authorized by all necessary action on the part of Parent and Holdco. This Agreement has been duly executed and delivered by each of Parent and Holdco and constitutes the valid and binding obligation of Parent and Holdco, enforceable against each of them in accordance with its terms, and each other agreement contemplated hereby to which Parent or Holdco is or will be a party, after being duly executed and delivered by Parent or Holdco will constitute a valid and binding obligation of Parent and Holdco, enforceable against each of them in accordance with its terms, in each case subject only to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors, or (ii) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).
(b) The Holdco Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Holdco Board, has approved this Agreement, the Certificate of Merger and the Merger, determined that this Agreement, the Certificate of Merger and the terms and conditions of the Merger are advisable and in the best interests of Holdco and the Holdco Shareholders, and directed that this Agreement and the Merger be submitted to the Holdco Shareholders for consideration and recommended that all of the Holdco Shareholders adopt this Agreement.
2.5 Non-Contravention. The execution and delivery of this Agreement by Parent and Holdco does not, the execution and delivery of each of the other agreements contemplated hereby to which Parent or Holdco is or will be a party, the consummation of the transactions contemplated hereby and thereby will not, and the performance by Parent and Holdco of its obligations hereunder and thereunder, do not and will not:
(a) result in the creation or, with respect to assets in the United Kingdom the crystallization, of any Encumbrance (other than a Permitted Encumbrance) on any of the material properties or assets of Holdco or the Edgetech Entities or, to the knowledge of Holdco or Parent, any of the shares of Holdco Common Stock or equity interests of any of the Edgetech Entities; or

(b) other than as set forth in Schedule 2.5 to the Disclosure Letter, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or require any notice, consent, approval or waiver from any Person pursuant to, (i) any provision of the Organizational Documents of Holdco or any of the Edgetech Entities, (ii) any Contract of any of the Edgetech Entities or any Contract applicable to any of their respective material properties or assets, or (iii) any Legal Requirements, other than the HSR Act, applicable to Holdco or any of the Edgetech Entities or to any of their respective material properties or assets.
2.6 Consents; Approvals; Permits.
(a) Schedule 2.6(a) to the Disclosure Letter sets forth a list of all notices, reports, filings, approvals, orders, authorizations, consents, licenses, permits, qualifications or registrations, or qualifications, registrations or applications for new approvals, orders, authorizations, consents, licenses, permits, qualifications or registrations, or waivers of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communications required to be filed with or delivered to, any Governmental Entity or any other Person (each, an “Approval”) other than those which, if not obtained or made, would not be material to the consummation of the Merger or have a Material Adverse Effect on any Edgetech Entity and the Contracts associated therewith (if any) that are required as a result of the execution, delivery and performance by Parent or Holdco of this Agreement, each of the other agreements contemplated hereby to which Parent or Holdco is or will be a party and the consummation of the transactions contemplated hereby and thereby. Except for approval under the HSR Act, no other Approval is required or necessary in connection with the execution and delivery of this Agreement, each of the other agreements contemplated hereby to which Parent or Holdco is or will be a party, or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such Approval would not have a Material Adverse Effect on any Edgetech Entity or would not be material to the consummation of the Merger. None of the Material Contracts will terminate as the result of any failure to obtain any Approval required thereunder in connection with the Merger.
(b) Schedule 2.6(b) to the Disclosure Letter sets forth a list of each Approval from any Governmental Entity (i) pursuant to which Holdco or any of the Edgetech Entities currently operates or holds any interest in any of its assets or properties, or (ii) that is required for the operation of any of the Edgetech Entity’s businesses or the holding of any such interest (all of the foregoing Approvals, collectively, the “Edgetech Authorizations”), other than those which, if not obtained or made, would not be material to the consummation of the Merger or have a Material Adverse Effect on any Edgetech Entity, and all of the Edgetech Authorizations are in full force and effect and each of Holdco and the Edgetech Entities is, and at all times has been, in compliance with the requirements of the Edgetech Authorizations. There is no action, proceeding or investigation pending or, to the knowledge of Parent or Holdco, threatened regarding, and no event has occurred that has resulted in or after notice or lapse of time or both could reasonably be expected to result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction, termination or cancellation of, or order of forfeiture or substantial fine with respect to the Edgetech Authorizations. None of Parent, Holdco or the Edgetech Entities has received from any Governmental Entity any notification with respect to possible non-compliance with any such Edgetech Authorizations.

2.7 Material Contracts.
(a) Except as set forth on Schedule 2.7(a) to the Disclosure Letter and except for this Agreement, none of the Edgetech Entities is a party to or bound by any of the following continuing Contracts as of the Agreement Date (each a “Material Contract”):
(i) any maintenance or support Contract with any customer of the Edgetech Entities requiring payments in excess of $200,000 on an annual basis in the current fiscal year;
(ii) any distributor, original equipment manufacturer, reseller, value added reseller, sales, advertising, agency or manufacturer’s representative Contract requiring payments in excess of $200,000 on an annual basis (not otherwise included in Section 2.7(a)(i));
(iii) any Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets involving in the case of any such individual Contract more than $200,000 by or to the Edgetech Entities over the life of such Contract;
(iv) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;
(v) any Contract limiting the freedom of the Edgetech Entities to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Edgetech Intellectual Property or otherwise limiting the right of the Edgetech Entities to sell, distribute or manufacture any Edgetech Entity’s products;
(vi) any Contract granting most favored nation pricing or similar provisions;
(vii) any Contract granting any exclusive rights with respect to any Edgetech Entity’s products or Edgetech Intellectual Property of any type or scope to any Person;
(viii) any Contract granting rights of refusal, rights of first negotiation or similar rights and/or terms to any Person;
(ix) any Contract pursuant to which any Edgetech Entity is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in excess of $200,000 per annum;
(x) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person;

(xi) any license, sublicense or other Contract as to which any Edgetech Entity is a party and pursuant to which any Person is authorized to use any Edgetech Intellectual Property;
(xii) any license, sublicense or other Contract to which any Edgetech Entity is a party and pursuant to which any Edgetech Entity acquired or is authorized to use any Third Party Intellectual Property, other than “shrink wrap” and similar generally available commercial end-user licenses to software that involve payments or expenditures by any Edgetech Entity of $200,000 or less over the life of the applicable license, sublicense or other Contract;
(xiii) any license, sublicense or other Contract pursuant to which any Edgetech Entity has agreed to any restriction on the right of any Edgetech Entity to use or enforce any Edgetech Intellectual Property Rights or pursuant to which any Edgetech Entity agrees to encumber or transfer ownership of any Edgetech Intellectual Property Rights;
(xiv) (A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons, or (C) any Contract that involves the payment of royalties to any other Person in excess of $200,000 per annum;
(xv) any agreement of indemnification or warranty or any Contract containing any support, maintenance or service obligation on the part of the Edgetech Entities (other than Contracts substantially similar to any Edgetech Entity’s standard-form customer agreements, the standard forms of which have been made available to Acquiror);
(xvi) any Contract for the employment of any director, officer, employee, consultant or independent contractor of any Edgetech Entity or any other type of Contract with any director, officer, employee, consultant or independent contractor of any Edgetech Entity that is not immediately terminable by any Edgetech Entity without cost or Liability, including any Contract requiring it to make a payment to any director, officer, employee, consultant or independent contractor on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;
(xvii) any Contract or plan (including any stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Holdco Common Stock or any securities of any Edgetech Entity or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor;
(xviii) any Contract with any labor union or collective bargaining agreement or similar contract with its employees;
(xix) any Contract pursuant to which any Edgetech Entity has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any contract pursuant to which it has any ownership interest in any other Person;

(xx) any Contract with any Governmental Entity;
(xxi) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into in the ordinary course of business;
(xxii) any settlement agreement;
(xxiii) any Contract pursuant to which rights of any third party are triggered or become exercisable directly and solely, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Merger or other transactions contemplated hereunder;
(xxiv) any outstanding loan, advance or investment by any Edgetech Entity, or any agreement or commitment relating to the making of such loan, advance or investment (excluding trade receivables and advances to employees for normally incurred business expenses each arising in the ordinary course of business consistent with past practice);
(xxv) any power of attorney; or
(xxvi) any Contract relating to insurance of any Edgetech Entity, other than those policies identified in Schedule 2.22(a) to the Disclosure Letter.
(b) Each of the Material Contracts is in full force and effect and constitutes a legal, valid and binding agreement of the applicable Edgetech Entity, and neither Parent nor Holdco has any knowledge that any Material Contract is not a legal, valid and binding agreement of any other party thereto, subject only to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors, or (ii) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief). Each Edgetech Entity is in substantial compliance with each Material Contract to which it is a party. There exists no default or event of default, or event, occurrence, condition or act, with respect to any Edgetech Entity or, to Parent’s or Holdco’s knowledge, any other contracting party, which, with the giving of notice, the lapse of time or the consummation of the Merger and the transactions contemplated thereby, would reasonably be expected to (i) become a default or event of default under any Material Contract, or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of any Edgetech Entity under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. None of Parent, Holdco or any Edgetech Entity has received written notice or to Parent’s or Holdco’s knowledge any other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract.
(c) True and complete copies of each Material Contract, together with all amendments and supplements thereto and all waivers of any terms thereof, will have been provided or made available to Acquiror.

2.8 Capital Structure.
(a) The authorized capital stock of Holdco consists solely of 4,000,000 shares of Holdco Common Stock with no par value. A total of 863,276 shares of Holdco Common Stock are issued and outstanding as of the Agreement Date. Holdco holds no treasury shares and has not repurchased any shares of Holdco Common Stock. As of the Agreement Date, there are no other issued and outstanding shares of Holdco Common Stock or other securities of Holdco and no outstanding commitments of any character, written or oral, or Contracts to issue or sell any shares of Holdco Common Stock or other securities of Holdco other than pursuant to the exercise of outstanding Holdco Options. As of the Closing Date, Edgetech will be a wholly-owned subsidiary of Holdco. Edgetech Germany is wholly-owned by Edgetech.
(b) Schedule 2.8(b)-1 to the Disclosure Letter will be delivered by Holdco at Closing and will set forth, as of immediately prior to the Effective Time, the name and contact addresses of each Person that will be the registered owner of any shares of Holdco Common Stock and the number of such shares to be owned by such Person. The number of such shares set forth as being so owned by such Person constitutes the entire interest of such Person in the issued and outstanding capital stock or voting securities of Holdco other than pursuant to outstanding Holdco Options. All issued and outstanding shares of Holdco Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Articles of Incorporation or Bylaws of Holdco or any Contract to which Holdco is a party or by which Holdco is bound. All issued and outstanding shares of Holdco Common Stock or other securities of Holdco, as of immediately prior to the Effective Time, are held by the Persons set forth on Schedule 2.8(b)-1 to the Disclosure Letter. Schedule 2.8(b)-2 to the Disclosure Letter sets forth a true, correct and complete list (which Schedule 2.8(b)-2 shall be a subset of Schedule 2.8(b)-1 to the Disclosure Letter) of all holders of record of any issued and outstanding Unvested Holdco Shares. There is no liability for dividends accrued and unpaid by Holdco. Holdco is not under any obligation to register under the Securities Act any shares of Holdco Common Stock or any other securities of Holdco, whether currently outstanding or that may subsequently be issued. Holdco shall notify Acquiror in writing promptly upon obtaining knowledge of any changes, arising after the Agreement Date, in the name and contact addresses of any Person that will be, as of immediately prior to the Effective Time, the registered owner of any shares of Holdco Common Stock and the number of such shares so owned by such Person.
(c) As of the Closing Date, Holdco will have reserved 22,382 shares of Holdco Common Stock for issuance to employees, directors, consultants and independent contractors for unexercised Holdco Options. Schedule 2.8(c)-1 to the Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all holders of outstanding Holdco Options, including the number of shares of Holdco Common Stock subject to each such option.
(d) All issued and outstanding shares of Holdco Common Stock were issued in compliance with all applicable federal and state securities laws and in compliance with all other applicable Legal Requirements and all requirements set forth in applicable Contracts.
(e) Other than as set forth on Schedules 2.8(b) and 2.8(c) to the Disclosure Letter, as of the Agreement Date, no Person has any right to acquire any shares of Holdco Common Stock or any options, warrants or other rights to purchase shares of Holdco Common Stock or other securities of Holdco, or from Holdco. No Person has any right to acquire any equity interests in any of the Edgetech Entities.

(f) No bonds, debentures, notes or other indebtedness of any Edgetech Entity (i) having the right to vote on any matters on which shareholders may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is in any way based upon or derived from capital or voting stock of any Edgetech Entity, is issued or outstanding as of the Agreement Date (collectively, “Edgetech Voting Debt”).
(g) Except for the Holdco Options described in Section 2.8(c), as of the Agreement Date there are no options, warrants, calls, rights or Contracts of any character to which Holdco is a party or by which it is bound obligating Holdco to issue, deliver, sell, or cause to be issued, delivered or sold any shares of any Holdco Common Stock, options, warrants or other rights to purchase shares of Holdco Common Stock or other securities of Holdco, or any Edgetech Voting Debt, or obligating Holdco to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right or Contract. Other than as set forth on Schedule 2.8(c) to the Disclosure Letter, no Contract of any character to which Holdco is a party to or by which Holdco is bound relating to any Holdco Options or Unvested Holdco Shares requires or otherwise provides for any accelerated vesting of any Holdco Options or Unvested Holdco Shares in connection with the Merger or any other transaction contemplated by this Agreement or upon termination of employment or service with Holdco, any Edgetech Entity or Acquiror, or any other event, before, upon or following the Merger or otherwise.
(h) Immediately prior to the Effective Time, no then-current or prior Edgetech UK Employee shall be the holder of any Holdco Common Stock or any Holdco Options.
2.9 Financial Statements.
(a) Parent and Holdco have delivered or made available to Acquiror the unaudited financial statements of the Edgetech Entities for the years ended December 31, 2010 and December 31, 2009, including, in each case, balance sheets, statements of operations and statements of cash flows (collectively, the “Financial Statements”), which are included as Schedule 2.9(a) to the Disclosure Letter.
(b) The Financial Statements (i) have been prepared from the books and records of the Edgetech Entities, (ii) complied as to form in all respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other, and (iv) fairly present in all material respects the consolidated financial condition of the Edgetech Entities at the dates therein indicated and the consolidated results of operations and cash flows of the Edgetech Entities for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount). Except for Liabilities reflected in the Financial Statements and as set forth in Schedule 2.9(b), none of the Edgetech Entities has any off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by any Edgetech Entity. All reserves that are set forth in or reflected in the Balance Sheet have been established in accordance with GAAP applied on a consistent basis with past periods.

(c) The books of account and other financial records of the Edgetech Entities have been kept accurately in the ordinary course of business consistent with applicable laws, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Edgetech Entities have been properly recorded therein in all respects. The Edgetech Entities have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Edgetech Entities are being executed and made only in accordance with appropriate authorizations of their respective managements and boards of directors, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP, and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Edgetech Entities, (iv) that the amount recorded for assets on the books and records of the Edgetech Entities is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Except with respect to intercompany accounts and cash, there has been no change in the Edgetech Entities accounting policies, except as described in the Financial Statements. Except with respect to intercompany accounts and cash, since the Balance Sheet Date, there has been no change in any accounting controls, policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Edgetech Entities.
(d) None of the Edgetech Entities nor, to Parent’s or Holdco’s knowledge, any current or former employee, consultant or director of the Edgetech Entities, has identified or has received or otherwise had or obtained knowledge of any fraud, whether or not material, that involves any Edgetech Entity’s management or other current or former employees, consultants or directors of the Edgetech Entities who have a role in the preparation of financial statements or the internal accounting controls utilized by the Edgetech Entities, or any claim or allegation regarding any of the foregoing. None of the Edgetech Entities nor, to Parent’s or Holdco’s knowledge any director, officer, employee, auditor, accountant or representative of the Edgetech Entities has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding accounting or auditing practices, procedures, methodologies or methods of the Edgetech Entities or their internal accounting controls or any material inaccuracy in the Edgetech Entities’ financial statements. There have been no internal investigations regarding accounting or revenue recognition or any other alleged misconduct of the Edgetech Entities.
(e) Schedule 2.9(e) to the Disclosure Letter lists as of the Agreement Date all indebtedness of the Edgetech Entities for money borrowed, purchase money indebtedness, capital leases, guarantees of third party indebtedness (in each case whether intra-group or third party) (“Edgetech Debt”). As of the Agreement Date, Edgetech Germany was neither over-indebted (überschuldet) or illiquid (zahlungsunfähig).

2.10 Absence of Certain Changes. Except for the transactions contemplated hereby or as set forth in Schedule 2.10, since the Balance Sheet Date there has not been any Material Adverse Effect on any of the Edgetech Entities and the Edgetech Entities have conducted their business only in the ordinary course consistent with past practice.
2.11 No Undisclosed Liabilities. Except as set forth on Schedule 2.11, the Edgetech Entities have no Liabilities of any nature other than (i) those set forth or adequately provided for in the Balance Sheet included in the Financial Statements as of December 31, 2010 (the “Balance Sheet”), (ii) those incurred in the conduct of the Edgetech Entities’ business since December 31, 2010 (the “Balance Sheet Date”) in the ordinary course, consistent with past practice, which are of the type and amount that ordinarily recur and, individually or in the aggregate, do not result from any breach of Contract, tort or violation of law, (iii) obligations under Edgetech Employee Plans, and (iv) obligations pursuant to the terms of Material Contracts or other contracts and agreements to which any Edgetech Entity is a party or otherwise bound.
2.12 Assets and Properties.
(a) Schedule 2.12(a) to the Disclosure Letter identifies each parcel of real property that will be owned by any of the Edgetech Entities as of the Closing Date (the “Edgetech Owned Real Estate”). Except as set forth on Schedule 2.13 and Schedule 2.12(a), the applicable Edgetech Entity has good, marketable and indefeasible fee simple title to the parcel of Edgetech Owned Real Estate, free and clear of any Encumbrance, except for installments of special assessments not yet delinquent and recorded easements or covenants which do not impair the current use, occupancy, value or marketability of title of the property subject thereto.
(b) Schedule 2.12(b) to the Disclosure Letter identifies each parcel of real property that will be leased or subleased by any Edgetech Entity as of the Closing Date (the “Edgetech Leased Real Estate”, and together with the Edgetech Owned Real Estate, the “Edgetech Real Estate”) and identifies the applicable lease agreement for such Edgetech Leased Real Estate.
(c) With respect to each parcel of Edgetech Real Estate:
(i) except for the Ohio EPA Order, there are no pending or, to the knowledge of Parent or Holdco, threatened, Proceedings relating to the Edgetech Real Estate or other matters affecting adversely the current use, occupancy or value thereof;
(ii) the description for the parcel of Edgetech Real Estate contained in the deed or lease thereof, as the case may be, describes such parcel fully and adequately;
(iii) all facilities located on the Edgetech Real Estate have received all material permits required in connection with the ownership, occupation or operation thereof and have been operated and maintained in accordance with applicable laws; and
(iv) except for the rights of LMI Custom Mixing LLC, there are no contracts granting to any Person any option, interest in, right to purchase or right of pre-emption, first refusal, surrender or determination of any parcel of Edgetech Real Estate, or any portion thereof, or interest therein.

(d) The Edgetech Entities have adequate rights of ingress and egress into any Edgetech Real Estate and there are no facts known to Parent or Holdco that could reasonably be expected to materially and adversely affect the possession, use or occupancy of the Edgetech Real Estate. To the knowledge of Parent and Holdco, all utilities serving the Edgetech Real Estate are installed and operating and are sufficient to enable the Edgetech Real Estate to continue to be used and operated consistent with past practices, and any so-called hook-up fees or other associated charges accrued to date have been fully paid. Except as set forth on Schedule 2.12(d), all Edgetech Leased Real Estate is leased free and clear of all Encumbrances, except for Permitted Encumbrances and those Encumbrances that do not and would not be reasonably expected to interfere with the use of such property in the ordinary course consistent with past practices. To the knowledge of Parent and Holdco, no Edgetech Real Estate is subject to any order to be sold or condemned, expropriated, compulsorily purchased or otherwise taken by any public authority with or without payment of compensation therefore, nor to the knowledge of Parent or Holdco is any such proceeding threatened.
(e) Except as set forth on Schedule 2.6(b) to the Disclosure Letter, Edgetech Germany has all necessary public authorizations in full force and effect which are required for the operation of the its intended business on the premises in Heinsberg, Germany.
(f) Parent and Holdco have provided or made available to Acquiror true, correct and complete copies of all leases, subleases and other agreements under which any of the Edgetech Entities uses or occupies, or has the right to use or occupy, now or in the future, any Edgetech Leased Real Estate, including all modifications, amendments and supplements thereto.
(g) The tangible property of the Edgetech Entities that is used in the operations of its business is (i) in normal operating condition and repair, subject to normal wear and tear, and (ii) not obsolete or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice. All properties used in the operations of the Edgetech Entities are reflected on the Balance Sheet to the extent required under GAAP to be so reflected.
(h) Schedule 2.12(h) to the Disclosure Letter sets forth a list of each tangible asset and item of personal property of the Edgetech Entities with a net book value in excess of $20,000 as of the Agreement Date.
(i) Except for the improvements currently being installed or planned for installation at the Heinsberg, Germany facility, the properties and assets owned or leased by the Edgetech Entities include all properties and assets reasonably necessary for the operation and conduct of the business of the Edgetech Entities after the Closing in substantially the same manner as prior to the Closing.

2.13 Title to Property; Encumbrances. The Edgetech Entities have good and valid title to all of their properties, and interests in properties and assets, real and personal, reflected on the Balance Sheet or acquired after the Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Edgetech Entities valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except (a) Permitted Encumbrances, (b) the Ohio EPA Order, (c) a Limited Site Access and Indemnification Agreement, dated September 5, 2007, between Edgetech and NCR Corporation, (d) zoning any other government regulations, (e) encroachments and other matters as would be disclosed pursuant to a current, valid survey of the properties to the extent that such encroachments and other matters do not and will not significantly detract from or materially interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (f) tenants in possession under the lease agreements set forth on Schedule 2.13, (g) such imperfections of title and non-monetary Encumbrances as do not and will not significantly detract from or materially interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (h) the rights of landlords or lessors under such leasehold interests, and (i) liens securing indebtedness that is reflected on the Balance Sheet.
2.14 Litigation.
(a) Except as set forth in Schedule 2.14(a) to the Disclosure Letter, there is no private or governmental Proceeding pending, or, to the knowledge of Parent or Holdco, threatened against the Edgetech Entities or any of their assets or properties and to the knowledge of Parent or Holdco there is no Governmental Proceeding pending or threatened against any of their directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Edgetech Entities).
(b) There is no judgment, decree, injunction or order against or applicable to the Edgetech Entities, any of their assets or properties, or, to the knowledge of Parent or Holdco, any of their directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Edgetech Entities).
(c) There is no private or governmental Proceeding pending, or, to the knowledge of Parent or Holdco, threatened against Parent or Holdco based upon Parent or Holdco entering into this Agreement or any of the other transactions or agreements contemplated hereby nor to the knowledge of Parent or Holdco, is there any reasonable and valid basis for any Person to assert such claim, based on actions or omissions of Parent or Holdco.
(d) Except as set forth in Schedule 2.14(d) to the Disclosure Letter, none of the Edgetech Entities has any Proceeding pending against any other Person as of the Agreement Date.
2.15 Restrictions on Business Activities. There is no Contract, judgment, injunction, order or decree binding upon the Edgetech Entities which has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting or materially impairing any current or presently proposed business practice of the Edgetech Entities, any acquisition of property by the Edgetech Entities or the conduct of business by the Edgetech Entities as currently conducted or as presently proposed to be conducted by the Edgetech Entities.

2.16 Compliance with Laws.
(a) Except as set forth on Schedule 2.16, the Edgetech Entities have complied in all material respects with, are not in violation of, and have not received any written notice of, or, to the knowledge of Parent or Holdco, any other communication regarding, any violation, investigation relating to any violation or threat to be charged with any violation with respect to, any Legal Requirement with respect to the Edgetech Entities, the conduct of their businesses, or the ownership or operation of their businesses.
(b) None of the Edgetech Entities has received any written notice of or, to the knowledge of Parent or Holdco, any other communication regarding (A) any failure to comply with any term or requirement of any Edgetech Authorization, or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Edgetech Authorization. To the knowledge of Parent and Holdco, none of the Edgetech Authorizations will be terminated or impaired, or will become terminable as a result of the consummation of the transactions contemplated by this Agreement.
(c) None of the Edgetech Entities has used any funds or other assets for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds or other assets, established or maintained a secret or unrecorded fund, participated in or co-operated with an international boycott as defined in Section 999 of the Code, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the UK’s Bribery Act 2010 or any other applicable foreign anti-corruption law, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any officer or employee of any Governmental Entity, a member of a foreign political party or a candidate for political office in a foreign country, for the purpose of influencing any act or decision of any such Person acting in his or her official capacity or inducing the Person to do or omit to do any action in violation of his or her lawful duty, inducing such Person to use his or her influence with any government to affect or influence any act or decision of such government or instrumentality, in order to assist the Edgetech Entities to gain a business advantage, to obtain or retain business for or with, or in directing business to, any Person.
2.17 Intellectual Property.
(a) The Edgetech Entities own or have the right to use pursuant to license, sublicense, agreement, or permission (other than Permitted Encumbrances and non-exclusive licenses) all Intellectual Property used by the Edgetech Entities for the operation of the business of the Edgetech Entities as presently conducted. Except as set forth on Schedule 2.17(a), to the knowledge of Parent, Holdco and the Edgetech Entities (i) each item of Intellectual Property owned or used by the Edgetech Entities immediately prior to the closing hereunder will be owned or available for use by the Edgetech Entities on identical terms and conditions immediately subsequent to the closing hereunder; (ii) Parent, Holdco and the Edgetech Entities have no knowledge of the invalidity or unenforceability of any of the Intellectual Property (without making such representation as to the Intellectual Property listed in subsection (E) of the definition of Intellectual Property defined herein and unregistered Intellectual Property known to the public) owned by the Edgetech Entities; and (iii) the Edgetech Entities have taken reasonable actions to maintain and protect the items of Intellectual Property listed in subsection (E) of the definition of Intellectual Property defined herein owned by the Edgetech Entities.

(b) Edgetech Entities have not infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property Rights of third parties. Edgetech Entities have not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Edgetech Entities must license or refrain from using any Intellectual Property Rights of any third party) within five (5) years preceding the date hereof.
(c) Schedule 2.17(c) to the Disclosure Letter contains an accurate and complete list and description (including a name, product description and version level) of all Intellectual Property that any third party owns and that the Edgetech Entities use pursuant to license, sublicense, agreement, or permission, excluding generally commercially available “off-the-shelf” or “shrink-wrapped” software that involves payments or expenditures by the Edgetech Entities of $200,000 or less over the life of the applicable contract. The Edgetech Entities have delivered to the Acquiror correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property identified in Schedule 2.17(c), to the knowledge of Parent, Holdco and the Edgetech Entities, (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect; (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder; (iv) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and (v) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property.
(d) Schedule 2.17(d) to the Disclosure Letter contains as of the Agreement Date an accurate and complete list of (A) each patent, registered copyright, registered trade name or trademark owned by the Edgetech Entities as well as each domain name registered in the names of the Edgetech Entities (B) any jurisdiction in which such item has been registered or is the subject of a currently pending registration application including the applicable registration number or serial number, and (C) any other Person that has an ownership interest in such item and the nature of such ownership interest. With respect to each item of Intellectual Property identified in Schedule 2.17(d) to the Disclosure Letter: (i) except for Permitted Encumbrances, the Edgetech Entities possess all right, title, and interest in and to the item free and clear of any security interest, license, or other restriction; (ii) the item is not subject to any outstanding injunction, judgment, order decree, ruling or charge; and (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Edgetech Entities, Holdco and Parent, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item with the exception of patent or trademark examiner actions in pending registration applications.

(e) To the knowledge of Parent, Holdco and the Edgetech Entities, the Edgetech Entities will not infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property Rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.
(f) Except as set forth on Schedule 2.17(a) to the Disclosure Letter, neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement will trigger any provision of any Contract to which any Edgetech Entity is a party that will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (A) a loss of rights in, or Encumbrance on, any Edgetech Intellectual Property or, to the knowledge of Parent or Holdco, Third Party Intellectual Property; (B) a breach of, or termination or other right arising under, any Contract required to be listed on Schedules 2.7(a)(xiii) or (xiv) to the Disclosure Letter; (C) the release, disclosure, or delivery of any Edgetech Intellectual Property by or to any escrow agent or other Person; or (D) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Edgetech Intellectual Property.
2.18 Environmental Matters.
Except as set forth in Schedule 2.18 to the Disclosure Letter:
(a) The Edgetech Entities are and have been in compliance in all material respects with all Environmental Laws, and are not in default or violation of, and have not received any written notice of, or, to the knowledge of Parent or Holdco, any other communication regarding, any violation, investigation relating to any violation, or threat to be charged with any violation with respect to, any Environmental Laws with respect to the Edgetech Entities, the conduct of their businesses, or the ownership or operation of their businesses, assets and properties.
(b) The Edgetech Entities have obtained and hold all Environmental Permits that are necessary to own, lease or operate their properties and other assets and are necessary for the lawful conduct of their businesses under and pursuant to each, and the Edgetech Entities are and have been in compliance with all such Environmental Permits. Such Environmental Permits are in full force and effect, and there are no Proceedings pending or, to the knowledge of Parent or Holdco, threatened that seek the revocation, cancellation, suspension or adverse modification thereof, nor is the revocation, cancellation, suspension or adverse modification of the Environmental Permits otherwise threatened. To the knowledge of Parent and Holdco, the consummation of the Merger, in and of itself, would not cause any revocation, modification or cancellation of any such Environmental Permit.
(c) There are not any existing, pending or, to the knowledge of Parent or Holdco, threatened actions, suits, claims, investigations, inquiries or Proceedings by or before any court or any other Governmental Entity directed against the Edgetech Entities that pertain or relate to (i) any remedial obligations under any applicable Environmental Law, (ii) violations by the Edgetech Entities of any Environmental Law, (iii) personal injury or property damage claims relating to a Release or threatened Release of Hazardous Materials, or (iv) response, removal, or remedial costs under CERCLA or any similar foreign or state law.

(d) There has been no Release of any Hazardous Materials on, at, or under the Edgetech Real Estate or, to the knowledge of Parent or Holdco, any other property formerly owned, leased or operated by the Edgetech Entities.
(e) The Edgetech Entities are not currently operating or required to be operating their businesses, assets or properties under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Environmental Law.
(f) No portion of any property currently or formerly owned, leased or operated by the Edgetech Entities is part of a site listed on the National Priorities List under CERCLA or any similar ranking or listing under any foreign or state law.
(g) The Edgetech Entities have not transported or arranged for the transportation of any Hazardous Materials generated by the Edgetech Entities in the conduct of their businesses to any location which, to the knowledge of Parent or Holdco, is listed on the National Priorities List under CERCLA, or on any similar foreign or state list, or which is the subject of any foreign, federal, state or local enforcement action or other investigation that may lead to claims against the Edgetech Entities for clean-up costs, remedial work, damages to natural resources or personal injury claims, including, but not limited to, claims under CERCLA.
(h) The Edgetech Entities have not generated, manufactured, stored, transported, treated, recycled, disposed of, Released or otherwise handled in any way any Hazardous Materials on, at, under, or about any property currently or formerly owned, leased or operated by the Edgetech Entities, except in compliance with Environmental Laws.
(i) None of the following exists on, at or under the Edgetech Real Estate: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing any polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.
(j) All environmental audits, asbestos surveys, inspections, investigations, reports, tests, reviews, policies, impact assessments and other documents which have been commissioned by or on behalf of Edgetech UK or which is in its possession relating to Edgetech UK in respect of any property have been provided to Acquiror and are listed in the Disclosure Letter.
2.19 Taxes.
(a) All federal Tax Returns, and all other material Tax Returns, required to be filed by or with respect to Holdco or any Edgetech Entity have been timely filed, and all such Tax Returns were complete and accurate and prepared in compliance in all material respects with all applicable Legal Requirements. All material Taxes that were due and payable by or with respect to Holdco and the Edgetech Entities (whether or not shown as due on any Tax Returns) have been timely paid in full.

(b) The unpaid Taxes of Holdco and any Edgetech Entity did not, as of the Balance Sheet Date, exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto). Since the Balance Sheet Date and except in connection with the Reorganization, neither Holdco nor any Edgetech Entity has incurred any liability for Taxes other than Taxes incurred in the ordinary course of business.
(c) There is no dispute or claim concerning any Taxes claimed or asserted against or with respect to Holdco or any Edgetech Entity and neither Parent nor Holdco has any knowledge of any basis for the assertion by any Governmental Entity of any such claim for unpaid Taxes. Except as set forth on Schedule 2.19(c) to the Disclosure Letter, neither Holdco nor any Edgetech Entity has been or is currently the subject of any audit, other examination, matter in controversy, proposed adjustment, refund litigation or other Proceeding with respect to Taxes by any Governmental Entity. Neither Parent, Holdco, nor any Edgetech Entity has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of any Taxes with respect to Holdco or any Edgetech Entity or agreed to an extension of time with respect to a Tax assessment or deficiency with respect to Holdco or any Edgetech Entity. Neither Holdco nor any Edgetech Entity is currently the beneficiary of any extension of time within which to file a Tax Return. Except as set forth in Schedule 2.19(c) to the Disclosure Letter, no claim has ever been made by a Governmental Entity in a jurisdiction where Holdco or any Edgetech Entity does not file Tax Returns that Holdco or any Edgetech Entity is or may be subject to taxation by that jurisdiction.
(d) Except for Taxes not yet due and payable, (i) there are no Liens for unpaid Taxes upon any of the assets of Holdco or any Edgetech Entity, and (ii) no claim for unpaid Taxes has been made by any Governmental Entity that could give rise to any such Lien.
(e) Except for the Tax Matters Agreement, neither Holdco nor any Edgetech Entity is a party to or bound by any Tax sharing agreement, Tax indemnity agreement, Tax allocation agreement or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes), and except for the Tax Matters Agreement, neither Holdco nor any Edgetech Entity has Liability or potential Liability to another Person under any such agreement whether as a transferee or successor or otherwise.
(f) Neither Holdco nor any Edgetech Entity has participated in, is currently participating in or has any liability for the payment of any Tax resulting from a Person’s engagement in (i) a “listed transaction” or a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), including any transaction that is the same or substantially similar to a transaction which the IRS has determined to be a tax avoidance transaction or which the IRS has identified through a notice, Treasury Regulation, or other form of published guidance as a “listed transaction”, or (ii) any transaction requiring disclosure under a corresponding or similar provision of federal, state, local or foreign Tax law.

(g) Neither Holdco nor any Edgetech Entity is or has ever been a member of any consolidated, combined, affiliated, unitary or aggregate group for Tax purposes (other than a group of which the common parent is Parent or Holdco). Neither Holdco nor any Edgetech Entity has Liability under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of federal, state, local or foreign Tax law), as a transferee or successor, pursuant to any contractual obligation, as a result of any express or implied obligation to assume Liability for Taxes from, or indemnify, another Person, or otherwise for any Taxes of any Person (other than Holdco or such Edgetech Entity).
(h) Neither Holdco nor any Edgetech Entity will be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment under either Section 481(a) or 482 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax law) by reason of a change in method of accounting or otherwise for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of federal, state, local, or foreign Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax law); or (v) prepaid amount received on or prior to the Closing Date.
(i) None of the Tax attributes (including net operating loss carry forwards and general business Tax credits) of Holdco or any Edgetech Entity currently is limited by Sections 269, 382, 383 or 384 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax law).
(j) Holdco has provided or made available to Acquiror all documentation relating to any Tax holidays or incentives applicable to Holdco and the Edgetech Entities. Holdco and the Edgetech Entities are in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transactions contemplated in this Agreement.
(k) Neither Holdco nor any Edgetech Entity is or has ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code.
(l) Neither Holdco nor any Edgetech Entity has distributed stock of another Person, and neither Holdco nor any Edgetech Entity has had its stock distributed by another Person, in a transaction that was purported or intended to be governed by Section 355 or 361 of the Code.
(m) Holdco and the Edgetech Entities have complied (and until the Closing will comply) with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or any corresponding or similar provision of federal, state, local or foreign Tax law), and have, within the time and in the manner prescribed by law, withheld and paid all Taxes required to have been withheld and paid in connection with any amount paid or owing to any employee, independent contractor, creditor or other Person.

(n) All transfer pricing between Holdco or any Edgetech Entity, as applicable, and any related foreign persons or related foreign entities has been conducted at arm’s length and neither Holdco nor any Edgetech Entity has been subject to the limitations of Section 163(j) of the Code, or any corresponding or similar provision of federal, state, local or foreign Tax law, for any taxable year ending on or before the Closing Date.
(o) No power of attorney granted by Holdco or any Edgetech Entity with respect to any Tax is currently in force.
(p) Schedule 2.19(p) to the Disclosure Letter sets forth each country (other than United States) and each state within the United States in which Holdco and each Edgetech Entity files a Tax Return.
2.20 Employee Benefit Plans and Employee Matters. Except as such representations may relate to any claims and/or damages arising out of the termination of participation by the Edgetech Entities and all employees of the Edgetech Entities in the Edgetech Employee Plans (as defined below) as of the Closing Date, Holdco and Parent make the following representations:
(a) Schedule 2.20 to the Disclosure Letter lists, with respect to the Edgetech Entities and any trade or business (whether or not incorporated) which is treated as a single employer with the Edgetech Entities (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, internal or external pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, schemes, programs or arrangements, (iv) all other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, and (v) all employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Edgetech Entities of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director of the Edgetech Entities (all of the foregoing described in clauses (i) through (v), collectively, the “Edgetech Employee Plans”).
(b) Parent and Holdco have provided or made available to Acquiror’s counsel a true, correct and complete copy of each of the Edgetech Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, any summaries of material modifications relating thereto, the most recent financial statements, the most recent actuarial reports, if any, and the most recent determination letter received from the Internal Revenue Service with respect to each Edgetech Employee Plan intended to qualify under Section 401(a) of the Code) and has, with respect to each Edgetech Employee Plan which is subject to ERISA reporting requirements, provided to Acquiror’s counsel true, correct and complete copies of the most recent Form 5500 reports filed. Each Edgetech Employee Plan that is intended to qualify under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service and no condition exists that could be reasonably expected to cause the loss of a Tax-qualified status of any Edgetech Employee Plan subject to Section 401(a) of the Code. Parent and Holdco have also provided or made available to Acquiror all registration statements and prospectuses prepared in connection with each Edgetech Employee Plan. Except as provided on Schedule 2.20 to the Disclosure Letter, the Edgetech Entities neither sponsor nor maintain any self-funded employee benefit plan.

(c) None of the Edgetech Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law. There has been no material “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Edgetech Employee Plan. Each Edgetech Employee Plan has been administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code). Each of the Edgetech Entities and each ERISA Affiliate has performed all material obligations required to be performed by it under, is not in material default under or in violation of, and has no knowledge of any material default or violation by any other party to, any of the Edgetech Employee Plans. Neither the Edgetech Entities nor any ERISA Affiliate is subject to any Liability or penalty under the Code or Title I of ERISA with respect to any of the Edgetech Employee Plans and no fact or event exists that could reasonably be expected to give rise to any such liability. No Edgetech Employee Plan is covered by, and neither the Edgetech Entities nor any ERISA Affiliate has incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code. Each Edgetech Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms and applicable Legal Requirements, without Liability to Acquiror, the Surviving Corporation (other than ordinary administrative expenses typically incurred in a termination event). Except as provided on Schedule 2.20 to the Disclosure Letter, with respect to each Edgetech Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Edgetech Entities have prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Edgetech Employee Plan. No suit, administrative proceeding, action or other litigation is pending, or to the knowledge of Parent or Holdco, is threatened, against or with respect to any such Edgetech Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.
(d) With respect to each Edgetech Employee Plan, the Edgetech Entities have complied in all material respects with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder.

(e) The most recent financial statements and actuarial reports, if any, for the Edgetech Employee Plans reflect the financial condition and funding of the Edgetech Employee Plans as of the dates of such financial statements and actuarial reports and no adverse change has occurred with respect to the financial condition, cost, expense or funding of the Edgetech Employee Plans since the dates of such financial statements and actuarial reports.
(f) Neither the Edgetech Entities nor any current or former ERISA Affiliate currently maintains, sponsors, participates in, has liability under, or contributes to, or has ever maintained, established, sponsored, participated in, had liability under, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
(g) Except as provided on Schedule 2.20 to the Disclosure Letter, neither the Edgetech Entities nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code. None of the Edgetech Entities or any ERISA Affiliate has withdrawn from any multiemployer plan. No event has occurred or circumstance exists that presents a material risk of the occurrence of any withdrawal from, or the termination, reorganization, or insolvency of, any multiemployer plan that could result in any liability of the Edgetech Entities or any ERISA Affiliate with respect to a multiemployer plan. No multiemployer plan with respect to the Edgetech Entities or any ERISA Affiliate is the subject of any proceeding brought by the Pension Benefit Guaranty Corporation and none of the Edgetech Entities or any ERISA Affiliate has received any current notice from any multiemployer plan that (A) such multiemployer plan is in endangered status or critical status, as defined in Section 432 of the Code, (B) increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax or (C) such multiemployer plan intends to terminate or has terminated.
(h) Each Edgetech Employee Plan maintained or contributed to by the Edgetech Entities under the law or applicable custom or rule of the relevant jurisdiction outside of the United States (each such Edgetech Employee Plan, a “Foreign Plan”) is listed in Schedule 2.20 to the Disclosure Letter. As regards each Foreign Plan, (i) such Foreign Plan is in compliance with the provisions of the Legal Requirements of each jurisdiction in which such Foreign Plan is maintained, to the extent those Legal Requirements are applicable to such Foreign Plan, (ii) the Edgetech Entities are in compliance with the provisions of the Legal Requirements of each jurisdiction in which they maintain a Foreign Plan, to the extent these Legal Requirements impose an obligation on the Edgetech Entities in relation to a Foreign Plan, (iii) all contributions to, and material payments from, such Foreign Plan which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Legal Requirements of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Balance Sheet, (iv) the Edgetech Entities and each ERISA Affiliate have materially complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the Legal Requirements of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (v) such Foreign Plan has been administered in all respects at all times in accordance with its terms and applicable Legal Requirements, (vi) to the knowledge of Parent or Holdco, there are no pending investigations by any governmental body involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (vii) the consummation of the transactions contemplated by this Agreement will not by themselves create or otherwise result in any Liability with respect to such Foreign Plan, and (viii) except as required by applicable Legal Requirements, no condition exists that would prevent the Edgetech Entities from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Balance Sheet and any normal and reasonable expenses typically incurred in a termination event). The benefits available under all Foreign Plans in the aggregate do not provide materially greater benefits to employees of the Edgetech Entities participating in such plans than the benefits available under the Edgetech Employee Plans for employees of the Edgetech Entities in the United States. No Foreign Plan has unfunded Liabilities that will not be offset by insurance or that are not fully accrued on the financial statements of the Edgetech Entities.
(i) No current or prior Edgetech UK Employee has ever participated in any Parent or Holdco share incentive, share option or other equity incentive scheme.
(j) Except for the UK Pension Scheme and as provided for in Schedule 2.20 to the Disclosure Letter, in respect of the Edgetech UK Employees, none of the Edgetech Entities is or has at any time been (i) a party to or contributing to any retirement benefits pension or life assurance scheme or arrangement, fund or personal pension scheme or stakeholder arrangement; or (ii) under any legal or ex-gratia obligation or obligation established by custom to provide any retirement, death, disability, accident or sickness pension or payment to an employee or person claiming through them; or (iii) a party to any proposal, whether agreed, announced or implied, to establish or contribute to any other such scheme or arrangement or fund.
(k) Material particulars of the UK Pension Scheme have been disclosed to the Acquiror and these are sufficient to allow the Acquiror to determine the extent of the Edgetech Entities’ obligations and liabilities in respect of them.
(l) Except as provided for in Schedule 2.20, the UK Pension Scheme has at all times complied with all applicable primary and secondary legislation relating to personal pension schemes and has been operated in accordance with all regulatory requirements.

(m) Except as provided for in Schedule 2.20, all employer and employee contributions and premiums due as at the date of this Agreement to the UK Pension Scheme have been deducted and paid to the insurance company within the prescribed period and the Edgetech Entities have complied with their obligations under section 111A of the UK’s Pension Schemes Act 1993 and the UK’s Personal Pension Schemes (Payments by Employers) Regulations 2000.
(n) The UK Pension Scheme provides only money purchase benefits within the meaning of section 181 of the UK’s Pension Schemes Act 1993.
(o) Except as provided for in Schedule 2.20, there are currently no complaints regarding the UK Pension Scheme, and there are currently no arbitrations, mediations or claims in progress, pending, threatened or anticipated by any current or former Edgetech UK Employee or anyone claiming through or in respect of them to any competent authority and there are no facts or circumstances likely to give rise to any such proceedings.
(p) Except as provided for in Schedule 2.20 to the Disclosure Letter, no employee or former employee of the Edgetech Entities who transferred his employment to any of the Edgetech Entities under the UK Transfer of Undertakings (Protection of Employment) Regulations 1981 or the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 (as appropriate) has any legal entitlement to benefits in excess of those to which he is entitled to by virtue of his membership of the relevant Foreign Plan, including, without limitation to the foregoing, a defined benefit on early retirement or redundancy, or has retired early on terms which are less favorable than early retirement terms which would have applied to him under the pension arrangement of which he was a member prior to such transfer.
(q) Except as provided for in Schedule 2.20 to the Disclosure Letter, there are no circumstances which exist which would or might expose any of the Edgetech Entities to any liabilities arising under sections 38 to 51 (inclusive) of the UK Pensions Act 2004.
(r) Schedule 2.20 to the Disclosure Letter lists as of the Agreement Date each employee of the Edgetech Entities who is not fully available to perform work because of disability or other leave and also lists, with respect to each such employee, the basis of such disability or leave and the anticipated date of return to full service.
(s) Except as set forth in Schedule 2.20 to the Disclosure Letter, none of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service as a consequence thereof will, individually or together with the occurrence of some other event (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Edgetech Entities, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) materially increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any material outstanding loans made by the Edgetech Entities to any Person.

(t) The Edgetech Entities are in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and are not engaged in any unfair labor practice. The Edgetech Entities have withheld or caused to be withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and have transferred the required contributions in time to the respective public authority; and are not liable for any arrears of wages, compensation, Taxes, social security contributions, penalties or other sums for failure to comply with any of the foregoing. The Edgetech Entities have paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. The Edgetech Entities are not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Edgetech Entities under any workers compensation plan or policy or for long term disability. The Edgetech Entities have no obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. Except as set forth in Schedule 2.20 to the Disclosure Letter, there are no controversies pending or, to the knowledge of Parent or Holdco, threatened, between the Edgetech Entities and any of their employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.
(u) Schedule 2.20 to the Disclosure Letter sets forth a true, correct and complete list as of the Agreement Date of all severance Contracts and employment Contracts to which the Edgetech Entities are a party or by which the Edgetech Entities are bound. The Edgetech Entities have no obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which the Edgetech Entities have established a reserve for such amount on the Balance Sheet, and (ii) pursuant to Contracts entered into after the Balance Sheet Date and disclosed on Schedule 2.20 to the Disclosure Letter. None of the Edgetech Entities has ever been a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Edgetech Entities and none of the Edgetech Entities has a duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Edgetech Entities. Neither Parent nor Holdco has any knowledge of any activities or proceedings of any labor union or to organize its employees. There is no labor dispute, strike or work stoppage against the Edgetech Entities pending or, to the knowledge of Parent or Holdco, threatened which could reasonably be expected to interfere with the business activities of the Edgetech Entities. None of the Edgetech Entities, nor to the knowledge of Parent or Holdco, any of its representatives or employees has committed any unfair labor practice in connection with the operation of the business of the Edgetech Entities, and there is no charge or complaint against the Edgetech Entities by the National Labor Relations Board or any comparable Governmental Entity pending or to the knowledge of Parent or Holdco, threatened. Except as set forth on Schedule 2.20 to the Disclosure Letter, no employee of the Edgetech Entities has been dismissed in the last 12 month period.

(v) Except as set forth on Schedule 2.20 to the Disclosure Letter, to the knowledge of Parent and Holdco, no employee of the Edgetech Entities is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Edgetech Entities because of the nature of the business conducted by the Edgetech Entities or to the use of trade secrets or proprietary information of others. No employee of the Edgetech Entities has given written notice to, or received written notice from, any Edgetech Entity, nor does Parent or Holdco otherwise have knowledge, that any such employee or Edgetech Entity intends to terminate his or her employment with any Edgetech Entity. The employment of each of the employees of the Edgetech Entities is “at will” (except for non-U.S. employees of the Edgetech Entities located in a jurisdiction that does not recognize the “at will” employment concept) and the Edgetech Entities do not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees. As of the Agreement Date, the Edgetech Entities have not, and to the knowledge of Parent or Holdco, no other Person has, other than offers of employment or representations made by Acquiror or Acquiror’s representatives, (i) entered into any Contract that obligates or purports to obligate Acquiror to make an offer of employment to any present or former employee or consultant of the Edgetech Entities, and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Edgetech Entities of any terms or conditions of employment with Acquiror following the Effective Time.
(w) Parent and Holdco have provided or made available to Acquiror a true, correct and complete list of the names, locations, positions, types of payments and compensation (including maximum entitlements in each case, contributions regarding internal and external pension schemes and promises), severance rights (including notice periods) and other compensation of all officers, directors, and employees of the Edgetech Entities. There are no loans to a director or officer of any Edgetech Entity in excess of $10,000.
(x) Parent and Holdco have provided or made available to Acquiror a true, correct and complete list of all of the consultants, advisory board members and independent contractors of the Edgetech Entities and for each the initial date of the engagement and whether the engagement has been terminated by written notice by either party.
(y) Parent and Holdco have provided or made available to Acquiror true, correct and complete copies of each of the following: all forms of offer letters; all forms of employment agreements and severance agreements; all forms of services agreements and agreements with current and former consultants and/or advisory board members; all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Edgetech Entities (and a true, correct and complete list of employees, consultants and/or others not subject thereto); the most current management organization chart(s); all agreements and/or insurance policies providing for the indemnification of any officers or directors of the Edgetech Entities; summary of Liability for termination payments to current and former directors, officers and employees of the Edgetech Entities; and a schedule of bonus commitments made to employees of the Edgetech Entities.

(z) The Edgetech Entities are in compliance in all respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law. In the past two years, (i) the Edgetech Entities have not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Edgetech Entities; and (iii) the Edgetech Entities have not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. The Edgetech Entities have not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the Agreement Date.
(aa) Within a period of one year before the Agreement Date, (i) no Edgetech Entity has given notice of any redundancies to the UK Department of Business Innovation and Skills pursuant to s193 of the Trade Union and Labour Relations (Consolidation) Act 1992 (“TULRCA 1992”) or started consultations with any independent trade union or unions or other employee representatives under Part XI ERA and no Edgetech Entity has failed to comply with any obligation under such Part XI; and (ii) no Edgetech Entity has been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006 and no Edgetech Entity has failed to comply with any duty to inform and consult any independent trade union or other employee representatives under such legislation.
(bb) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Edgetech Entities or ERISA Affiliate to which any Edgetech Entity is a party or by which any Edgetech Entity is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Schedule 2.20 to the Disclosure Letter lists each Person who is, with respect to the Edgetech Entities and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date.
(cc) Schedule 2.20 to the Disclosure Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which any Edgetech Entity is a party. Each such nonqualified deferred compensation plan to which any Edgetech Entity is a party complies with the requirements of Section 409A(a) of the Code by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code. The exercise price of all Holdco Options is at least equal to the fair market value of the Holdco Common Stock on the date such Holdco Options were granted and (i) no Edgetech Entity has incurred, and (ii) neither the Edgetech Entities nor Acquiror will incur, any liability under Section 409A of the Code upon the vesting of any Holdco Options. No payment pursuant to any Employee Plans or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder), including the grant, vesting or exercise of any stock option, would subject any Person to tax pursuant to Section 409A(a)(1) of the Code, whether pursuant to the consummation of the Arrangement, any other transactions contemplated by this Agreement or otherwise.

(dd) Edgetech Germany does not have a works council.
(ee) No director of any Edgetech Entity has a contract of employment to which section 188 Companies Act 2006 of the United Kingdom applies.
(ff) Except as set forth on Schedule 2.20, with the exception of Alison Deas and Gemma Hinks (the “Nurtured Pets Staff”), no Edgetech UK Employee spends any time working on the Nurtured Pets business of Parent or any other business which is not a business of an Edgetech Entity. Other than the Edgetech UK Employees, there are no persons in the UK working in the business of the Edgetech Entities.
(gg) Except as set out in Schedule 2.20, no gratuitous payment has been made or promised by any Edgetech Entity by agreement, arrangement or practice (whether binding or otherwise) in connection with the actual or proposed termination, breach, suspension or variation of any employment or engagement of any present or former Edgetech UK Employee; and there is no outstanding obligation or ex gratia arrangement for any Edgetech Entity to pay any compensation or provide any benefits to any present or former Edgetech UK Employee (or their dependants or relatives).
(hh) There are no arrangements by any Edgetech Entity planned or in progress for dismissing any Edgetech UK Employee (by reason of redundancy or business reorganization or otherwise) and there are no plans or obligations in respect of any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.
(ii) Full, up to date and complete particulars of all existing and proposed work council, collective agreements or other arrangements or undertakings (whether binding or not) between any Edgetech Entity and any trade union, staff association or other bodies representing any employee of any Edgetech Entity (including those pursuant to the Information and Consultation of Employee Regulations 2004) and all documents relating to such agreements, arrangements and undertakings are included at Schedule 2.20 to the Disclosure Letter.
(jj) No Edgetech UK Employee is the subject of any disciplinary proceedings and or has raised a grievance under any grievance procedure which has not been resolved in accordance with any relevant grievance procedure.
(kk) No Edgetech Entity is involved in any dispute or negotiation with any Edgetech UK Employee under or affected by the Employment Relations Act 1999, the Employment Rights Act 1996 (ERA), the Equal Pay Act 1970, the Sex Discrimination Acts 1975 and 1986, the Race Relations Act 1976, the Disability Discrimination Act 1995, TULRCA 1992, and the Equality Act 2010 or any other legislation relating to their employment and there are no circumstances (including signing of this Agreement or the consummation of the Merger) which are likely to give rise to any such dispute.

(ll) No request has been made pursuant to the Information and Consultation of Employee Regulations 2004.
(mm) Each Edgetech UK Employee has, where necessary, current and appropriate permission to work in the United Kingdom and the Edgetech Entity has complied with the requirements of the Asylum and Immigration Act 2006 and all other relevant UK immigration legislation.
(nn) There are no self-employed contractors working for any Edgetech Entity wholly or partly in the UK who would be deemed employees of such Edgetech Entity under applicable law.
(oo) For the avoidance of doubt, the term employee in this Section 2.20 includes employees, workers, officers, agents and representatives of any Edgetech Entity.
2.21 Interested Party Transactions. Except for ownership interests in Parent, none of the officers or directors of the Edgetech Entities and, to the knowledge of Parent and Holdco, none of the employees of the Edgetech Entities, nor any immediate family member of an officer, director or employee of the Edgetech Entities, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Edgetech Entities. None of said Persons is a party to, or to the knowledge of Parent or Holdco, otherwise interested in, any Contract to which any Edgetech Entity is a party or by which any Edgetech Entity or any of its assets or properties are bound or affected, except for normal compensation for services as an officer, director or employee thereof. To the knowledge of Parent and Holdco, none of said Persons has any claim, charge, action or cause of action against any Edgetech Entity, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued salary and bonus or accrued benefits under the Edgetech Employee Plans existing on the Agreement Date. To the knowledge of Parent and Holdco, none of said Persons has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the business of the Edgetech Entities, except for the rights of shareholders under applicable Legal Requirements.
2.22 Insurance.
(a) Schedule 2.22 to the Disclosure Letter contains a true and complete list of all insurance policies and bonds of the Edgetech Entities currently in effect. Parent and Holdco have provided or made available to Acquiror true, correct and complete copies of all such policies of insurance and bonds set forth on Schedule 2.22.
(b) Except as set forth on Schedule 2.22, there is no claim pending as of the Agreement Date under any of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Edgetech Entities are otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect.

2.23 Books and Records. Parent and Holdco have provided or made available to Acquiror or its counsel true, correct and complete copies of (a) the Organizational Documents of Holdco, each as currently in effect, (b) the Edgetech Entity Organizational Documents of each Edgetech Entity, each as currently in effect, (c) the minute books or equivalent documentation containing records of all proceedings, consents, actions and meetings by the boards of directors of Holdco and the Edgetech Entities, committees of the boards of directors of Holdco and the Edgetech Entities, and shareholders of Holdco and the Edgetech Entities, and (d) the stock ledger or shareholder list, journal and other records of Holdco and the Edgetech Entities. The books, records and accounts of Holdco and the Edgetech Entities (i) are true, correct and complete in all respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, and (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of Holdco and each Edgetech Entity, as applicable.
2.24 Export Control Laws. The Edgetech Entities have conducted its export transactions in accordance with applicable provisions of United States and other applicable foreign jurisdiction export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. There are no pending or, to the knowledge of Parent or Holdco, there are no threatened claims against the Edgetech Entities with respect to export licenses or other related approvals. No consents or approvals for the transfer of export licenses to Acquiror are required except for such consents and approvals that can be obtained expeditiously without material cost.
2.25 Customers and Suppliers.
(a) Schedule 2.25 to the Disclosure Letter sets forth an accurate list of the revenues generated from each of the top 20 customers and distributors of the Edgetech Entities for the year-ended December 31, 2010 (“Significant Customers and Distributors”). The Edgetech Entities have no outstanding material disputes concerning its products and/or services with any Significant Customer or Distributor. Neither Parent nor Holdco has any knowledge (i) of any dissatisfaction on the part of any Significant Customer or Distributor, (ii) that any Significant Customer or Distributor intends to cease or materially diminish the use of the Edgetech Entities’ products or services, or (iii) of any fact or circumstance that could reasonably be expected to cause any Significant Customer or Distributor to cease or materially diminish the use of the Edgetech Entities’ products or services in the foreseeable future. The Edgetech Entities have not received any information from any Significant Customer or Distributor that such customer or distributor shall not continue as a customer or distributor of the Edgetech Entities (or the Surviving Corporation or Acquiror) after the Closing or that any Significant Customer or Distributor intends to terminate or materially modify existing Contracts with the Edgetech Entities (or the Surviving Corporation or Acquiror). The Edgetech Entities have not had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by the Edgetech Entities.

(b) Schedule 2.25 to the Disclosure Letter sets forth an accurate list of each supplier of the Edgetech Entities who, for the year-ended December 31, 2010, was one of the 10 largest suppliers of products and/or services to the Edgetech Entities, based on amounts paid or payable (each, a “Significant Supplier”). The Edgetech Entities have no outstanding material dispute concerning products and/or services provided by any Significant Supplier. Neither Parent nor Holdco has any knowledge (i) of any dissatisfaction on the part of any Significant Supplier, (ii) that any Significant Supplier intends to cease or diminish the provision of products and/or services to the Edgetech Entities, or (iii) of any fact or circumstance that could reasonably be expected to cause any Significant Supplier to cease or diminish the provision of products and/or services to the Edgetech Entities in the foreseeable future. The Edgetech Entities have not received any information from any Significant Supplier that such supplier shall not continue as a supplier to the Edgetech Entities (or the Surviving Corporation or Acquiror) after the Closing or that any Significant Supplier intends to terminate or modify existing Contracts with the Edgetech Entities (or the Surviving Corporation or Acquiror).
2.26 Accounts Receivable. The accounts receivable shown on the Balance Sheet arose in the ordinary course of business, consistent with past practices, represented bona fide claims against debtors for sales and other charges, and have been collected or are collectible in full within six months in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the Balance Sheet. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP and in accordance with the Edgetech Entities’ past practices and are sufficient to provide for any losses which may be sustained on realization of the receivables. The accounts receivable of the Edgetech Entities arising after the Balance Sheet Date and before the Closing Date arose or shall arise in the ordinary course of business, consistent with past practices, represented or shall represent bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof, less allowances for doubtful accounts and warranty returns determined in accordance with GAAP consistently applied and the Edgetech Entities’ past practices which are or shall be sufficient to provide for any losses which may be sustained on realization of the receivables. No Person has any lien on any of such accounts receivable other than Permitted Encumbrances. Schedule 2.26 to the Disclosure Letter sets forth an accurate list of the accounts and notes receivable of the Edgetech Entities (the “Receivables”), an aging of the Receivables in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns, in each case as of the Agreement Date.
2.27 Bank Accounts; Powers of Attorney; Investments; Derivatives. Schedule 2.27 to the Disclosure Letter sets forth a true and complete list showing: (a) the name and location of each bank in which any Edgetech Entity has an account, credit line or safety deposit box and the names of all Persons authorized to draw thereon or, with respect to safety deposit boxes, have access thereto; (b) the names of all Persons, if any, holding powers of attorney from any Edgetech Entity and a summary statement of the terms thereof; and (c) any outstanding obligations of any Edgetech Entity in respect of a derivative transaction including, but not limited to, any foreign exchange transaction.
2.28 Finders’ Fees. Except as set forth in Schedule 2.28 to the Disclosure Letter, neither Holdco nor any of the Edgetech Entities is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement, any of the other agreements contemplated hereby to which Parent or Holdco is or will be a party, or in connection with the Merger or any other transaction contemplated by this Agreement.

2.29 Other Negotiations. None of Parent, Holdco or any Affiliate of either of them: (a) has entered into any contract that conflicts with any of the transactions contemplated by this Agreement; or (b) has entered into any contract or had discussions with any Person regarding any transaction involving the Edgetech Entities that would reasonably be expected to result in Acquiror, the Edgetech Entities or any officer, director, employee, agent or affiliate of any of them being subject to any claim for liability to said Person as a result of Parent or Holdco entering into this Agreement and consummating the transactions contemplated hereby.
2.30 Warranty and Related Matters. As of the Agreement Date, there are no existing or, to the knowledge of Parent or Holdco, threatened product liability, warranty or other similar claims against the Edgetech Entities alleging that any products or services of the Edgetech Entities is defective or fails to meet any product or service warranties.
2.31 Inventory. The Edgetech Entities’ inventory whether reflected on the Financial Statements or not, consists of raw materials and supplies, manufactured and processed parts, goods in process, and finished goods, all of which is useable and saleable in the normal and ordinary course of business, subject to appropriate and adequate allowances, if any, reflected on the Financial Statements for slow-moving, obsolete, damaged or defective items. The quantities of any kind of inventory are reasonable in the current (and the currently foreseeable) circumstances of the Edgetech Entities and are consistent with the past practices of the Edgetech Entities over each of the last three fiscal years.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB
Acquiror and Sub represent and warrant to Parent and Holdco as follows:
3.1 Investment Intent. Acquiror is entering into this Agreement for its own account and not with a view to any resale, distribution or public offering of the Edgetech Entities within 18 months.
3.2 Organization and Standing. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own, lease or otherwise hold its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own, lease or otherwise hold its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted.

3.3 Authority and Enforceability. Each of Acquiror and Sub has all requisite entity power and authority to enter into this Agreement, each of the other agreements contemplated hereby to which Acquiror or Sub is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, each of the other agreements contemplated hereby to which Acquiror or Sub is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Acquiror and Sub. This Agreement has been duly executed and delivered by each of Acquiror and Sub and constitutes the valid and binding obligation of Acquiror and Sub enforceable against Acquiror and Sub, respectively, in accordance with its terms, and each other agreement contemplated hereby to which Acquiror or Sub is or will be a party, after being duly executed and delivered by Acquiror or Sub, as applicable, will constitute a valid and binding obligation of Acquiror or Sub, as applicable, enforceable against Acquiror or Sub in accordance with its terms, in each case subject only to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors, or (ii) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).
3.4 Non-Contravention. The execution and delivery of this Agreement by Acquiror and Sub do not, the execution and delivery of each of the other agreements contemplated hereby to which Acquiror or Sub is or will be a party, the consummation of the transactions contemplated hereby and thereby will not, and the performance by Acquiror and Sub of their respective obligations hereunder and thereunder, do not and will not conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the Certificate of Incorporation or Bylaws or other equivalent organizational or governing documents, as applicable, of Acquiror or Sub, in each case as amended to date, (ii) any Legal Requirements, other than the HSR Act, applicable to Acquiror or Sub or to any of their respective material properties or assets, or (iii) any written or, to the knowledge Acquiror and Sub, oral request of any Governmental Entity.
3.5 Government Consent. No Approval of any Governmental Entity, other than under the HSR Act, is required by or with respect to Acquiror or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger, as provided in Section 1.5, and (ii) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to Acquiror’s or Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.
3.6 Financing. Acquiror has, or has available to it, sufficient funds to consummate the transactions contemplated by this Agreement.
3.7 No Prior Sub Operations. Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME
4.1 Conduct of Business of Holdco and the Edgetech Entities. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time (the “Pre-Closing Period”) except to the extent Acquiror has otherwise consented in writing or as otherwise contemplated by this Agreement:
(a) Parent and Holdco shall cause the Edgetech Entities to conduct their business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the Agreement Date and in material compliance with all applicable Legal Requirements;
(b) Holdco shall, and shall cause the Edgetech Entities to, (i) pay all of their debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (ii) pay or perform its other obligations when due, (iii) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practices, and (iv) use commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it;
(c) Parent and Holdco to the extent each obtains knowledge thereof shall promptly notify Acquiror of any change, occurrence or event not in the ordinary course of its business, or of any change, occurrence or event which, individually or in the aggregate, would reasonably be expected to cause any of the conditions to Closing set forth in Article VI not to be satisfied;
(d) Holdco shall use commercially reasonable efforts to assure that each of the Material Contracts (other than with Acquiror) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger; and
(e) Holdco shall cause the Edgetech Entities to maintain each of its leased premises in accordance with the terms of the applicable lease.
4.2 Restrictions on Conduct of Business of Holdco and the Edgetech Entities. Without limiting the generality or effect of the provisions of Section 4.1, and except as set forth on Schedule 4.2, during the Pre-Closing Period, Holdco shall not (other than as contemplated by this Agreement or will be discharged, in the case of indebtedness, on or before the Closing), and Parent and Holdco shall cause the Edgetech Entities not to do or cause any of the following (except to the extent expressly provided otherwise in this Agreement) without the prior written consent of Acquiror:
(a) Charter Documents. Cause or permit any amendments to the Organizational Documents or the Edgetech Entity Organizational Documents;

(b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of the capital stock of the Edgetech Entities (except as contemplated by the Reorganization or with respect to intercompany accounts), or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;
(c) Material Contracts. Enter into any Contract that would constitute a Material Contract or a Contract requiring a novation or consent in connection with the Merger, or violate, terminate, amend, or otherwise modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts; provided, that this provision shall not require the Edgetech Entities to seek or obtain Acquiror’s consent in order to set or change the prices at which any Edgetech Entity sells products or provides services to current customers or purchases raw materials or supplies from suppliers in the ordinary course of business;
(d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Edgetech Voting Debt;
(e) Employees; Consultants; Independent Contractors. (i) Hire any additional officers or other employees, or any consultants or independent contractors except to replace an existing consultant or independent contractor providing services in connection with the Merger, (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any management, supervisory or other key personnel of the Edgetech Entities, (iii) enter into (except as provided in (i) above), amend or extend the term of any employment or consulting agreement with any officer, employee, consultant or independent contractor, or (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Legal Requirements);
(f) Loans and Investments. Make any loans or advances to, or any investments in or capital contributions to, any Person or form any subsidiary (except in connection with the Reorganization), or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money; provided, however, that the Edgetech Entities may make advances to employees in connection with travel expenses in the ordinary course of business consistent with past practices;
(g) Intellectual Property. Transfer or license from any Person any rights to any Intellectual Property other than “shrink wrap” and similar generally available commercial end-user licenses, or transfer or license to any Person any rights to any Edgetech Intellectual Property,
(h) Exclusive Rights and Most Favored Party Provisions. Enter into or amend in any manner adverse to the Edgetech Entities any agreement pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of its products, technology, Intellectual Property or business, or containing any non-competition covenants or other restrictions relating to its or Acquiror’s business activities;

(i) Dispositions. Except as contemplated by the Reorganization, sell, lease, license or otherwise dispose of or encumber (other than Permitted Encumbrances and refinancings thereof) any Edgetech Real Estate or any of its other material properties or assets, other than sales of any Edgetech Entity’s products in the ordinary course of business consistent with its past practice or enter into any Contract with respect to the foregoing;
(j) Leases. Other than in the ordinary course of business, enter into any operating lease in excess of $50,000 or any leasing transaction of the type required to be capitalized in accordance with GAAP;
(k) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $200,000 in the aggregate;
(l) Insurance. Materially change the amount of any insurance coverage;
(m) Employee Benefit Plans; Pay Increases. Terminate, adopt or materially amend any Edgetech Employee Plan or other employee or compensation benefit plan, including any stock issuance or stock option plan (other than to provide for the cancellation or termination of Holdco Options Plans as contemplated by this Agreement), or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, applicable Legal Requirements or as necessary to maintain the qualified status of such plan under the Code, pay any special bonus or special remuneration to any employee or non-employee director or consultant or increase the salaries, wage rates or fees of its employees or consultants, or add any new members to the Holdco or Edgetech Entity Boards;
(n) Severance Arrangements. Grant or pay, or enter into or amend any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person;
(o) Lawsuits; Settlements. (i) Commence a Proceeding, or (ii) settle or agree to settle any pending or threatened Proceeding in any manner that is materially adverse to the Edgetech Entities;
(p) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;
(q) Taxes. Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a federal, state, or foreign income Tax Return or any other material Tax Return, enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, enter into intercompany transactions giving rise to deferred gain or loss of any kind, or surrender any right to claim a refund of Taxes;

(r) Accounting. Except with respect to intercompany accounts and cash, change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Acquiror;
(s) Real Property. Except for the transfer of real property pursuant to the Reorganization or entering into the Post-Closing Real Property Lease, enter into any agreement for the purchase, sale or lease of any real property;
(t) Encumbrances. Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance or refinancings thereof) on any of its assets or properties;
(u) Warranties, Discounts. Materially change the manner in which it provides warranties, discounts or credits to customers;
(v) Interested Party Transactions. Enter into any Contract in which any officer, director, employee, agent or shareholder of the Edgetech Entities (or any member of their immediate families) has an interest under circumstances that, if entered immediately prior to the Agreement Date, would require that such Contract be listed on Schedule 2.7(a) to the Disclosure Letter or disclosed pursuant to Section 2.21; or
(w) Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (x) in this Section 4.2.
4.3 Affiliated Transactions. Except as set forth in Schedule 4.3, Parent and Holdco shall cause the Edgetech Entities to terminate as of the Closing Date all Contracts and transactions by and between Parent and Holdco and any Affiliate of Parent and Holdco, on the one hand, and the Edgetech Entities, on the other hand.
ARTICLE V
ADDITIONAL AGREEMENTS
5.1 Shareholder Approval and Board Recommendation. As promptly as practicable following the Parent Merger, Holdco shall duly call, give notice of, convene and hold a meeting of the Holdco Shareholders to secure the necessary approval of this Agreement and the principal terms of the Merger from the Holdco Shareholders in accordance with (i) the provisions of Holdco’s organizational and other governance documents, (ii) the OGCL, and (iii) any other applicable Legal Requirements.

5.2 No Solicitation.
(a) During the Pre-Closing Period, neither Parent nor Holdco will, nor will they authorize or permit any of their officers, directors, affiliates, shareholders or employees or any investment banker, attorney or other advisor or representative retained by Parent or Holdco (all of the foregoing collectively being the “Holdco Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into or participate in negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action similar to the foregoing regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, or (v) submit any Acquisition Proposal to the vote of any Parent Shareholder or Holdco Equity Holder. Parent and Holdco will immediately cease and cause to be terminated any and all existing negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal. If any Holdco Representatives, whether in his or her capacity as such or in any other capacity, takes any action that Parent or Holdco is obligated pursuant to this Section 5.2 to cause such Holdco Representatives not to take, then Parent and Holdco shall be deemed for all purposes of this Agreement to have breached this Section 5.2.
(b) Except for general unsolicited calls by investment bankers or private equity firms, Parent and Holdco shall promptly, and in any event within one Business Day, notify Acquiror orally and in writing after receipt by Parent or Holdco (or, to the knowledge of Parent or Holdco, by any of the Holdco Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other written notice that any Person is considering making an Acquisition Proposal, or (iv) any request for nonpublic information relating to Holdco or the Edgetech Entities or for access to any of the properties, books or records of Holdco or the Edgetech Entities by any Person or Persons other than Acquiror. Such notice shall describe (1) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (2) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. Parent and Holdco shall keep Acquiror fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto.
5.3 Confidentiality; Public Disclosure.
(a) The parties hereto acknowledge that Acquiror and Parent previously executed a Confidentiality Agreement dated August 10, 2010 (the “Confidentiality Agreement”) which shall continue in full force and effect in accordance with its terms.

(b) Neither Acquiror, Parent nor Holdco shall, and Acquiror, Parent and Holdco shall cause their respective officers, directors, affiliates, shareholders and employees or any investment banker, attorney or other advisor or representative not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use the other party’s name or refer to the other party directly or indirectly in connection with this Agreement in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other party, unless (i) required by law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to the other prior to any such disclosure) or (ii) Acquiror, Parent or Holdco, as the case may be, and the other party mutually agree to such disclosure (each such party’s consent not to be unreasonably withheld or delayed), and except as reasonably necessary for Parent and Holdco to obtain the consents and approvals of Holdco Shareholders and other third parties contemplated by this Agreement. Notwithstanding anything herein or in the Confidentiality Agreement, Acquiror may issue such press releases or make such other public statements regarding this Agreement or the transactions contemplated hereby as Acquiror may, in its reasonable discretion, determine necessary to comply with applicable law or securities exchange regulations.
5.4 Regulatory Approvals.
(a) Parent and Holdco shall promptly execute and file, join in the execution and filing of or provide Acquiror with all reasonable assistance in the execution or filing of, any application, notification or other document that is necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether federal, state, local or foreign, which may be reasonably required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement including (i) filings under the HSR Act, (ii) competition filings required by foreign jurisdictions, and (iii) filings with respect to the request for a certificate of non-objection (Unbedenklichkeitsbescheinigung) issued by the German Ministry of Economics and Technology (Bundesministerium für Wirtschaft und Technologie) certifying that no concerns with respect to the public order or security of Germany pursuant to section 53 paragraph 3 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) arise from the Merger (the “German Non-Objection Certificate”). Parent and Holdco shall use commercially reasonable efforts to obtain, and to cooperate with Acquiror to promptly obtain, all such authorizations, approvals and consents and any associated filing fees shall be payable by Acquiror. Parent and Holdco shall promptly inform Acquiror of any material communication between Parent or Holdco and any Governmental Entity regarding any of the transactions contemplated hereby. If Parent, Holdco or any Affiliate of Parent or Holdco receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then Parent and Holdco shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Parent and Holdco shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of Acquiror.
(b) Acquiror shall promptly execute and file, join in the execution and filing of or provide Parent and Holdco with all reasonable assistance in the execution or filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether foreign, federal, state, local or municipal, which may be reasonably required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement including (i) filings under the HSR Act, (ii) competition filings required by foreign jurisdictions, and (iii) filings with respect to the request for the German Non-Objection Certificate. Acquiror shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees payable by Acquiror with respect to such authorizations, approvals and consents. Acquiror shall promptly inform Parent and Holdco of any material communication between Acquiror and any Governmental Entity regarding any of the transactions contemplated hereby. If Acquiror or any Affiliate of Acquiror receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then Acquiror shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Acquiror shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of Parent and Holdco.
5.5 Reasonable Efforts. Each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable to cause the closing conditions set forth in Article VI to be satisfied and for effecting completely the consummation of the Merger and the other transactions contemplated hereby; provided, however, that the Edgetech Entities, Acquiror, Sub or any of their respective Affiliates shall be under no obligation to divest any assets or restrict any business or operations to comply with any of its obligations under this Section 5.5.
5.6 Third Party Consents; Notices.
(a) Holdco shall use commercially reasonable efforts to obtain prior to the Closing, and deliver to Acquiror at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Schedule 2.6(a) to the Disclosure Letter.
(b) Holdco shall give all notices and other information required to be given to the employees of the Edgetech Entities, any collective bargaining unit representing any group of employees of the Edgetech Entities, and any applicable government authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other applicable Legal Requirements in connection with the transactions contemplated by this Agreement.
5.7 Litigation. Holdco will (a) notify Acquiror in writing promptly after learning of any action, suit, arbitration, mediation, proceeding, claim, or investigation by or before any Governmental Entity or arbitrator initiated by or against it, or known by Parent or Holdco to be threatened against Holdco or the Edgetech Entities or any of their directors, officers, employees or shareholders in their capacity as such (a “New Litigation Claim”), (b) notify Acquiror of ongoing material developments in any New Litigation Claim, and (c) consult in good faith with Acquiror regarding the conduct of the defense of any New Litigation Claim.

5.8 Access to Information.
(a) During the Pre-Closing Period and subject to compliance with applicable Legal Requirements, (i) Parent and Holdco shall afford Acquiror and its accountants, counsel and other representatives, upon reasonable notice, reasonable access during business hours to: (A) all of the properties, books, Contracts, employees and records relevant to the business of the Edgetech Entities of Parent, Holdco and the Edgetech Entities, and (B) all other information concerning the business, properties and personnel of Holdco (relevant to the business of the Edgetech Entities) and the Edgetech Entities as Acquiror may reasonably request, and (ii) Parent and Holdco shall provide to Acquiror and its accountants, counsel and other representatives true, correct and complete copies of (A) internal financial statements of the Edgetech Entities, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes of the Edgetech Entities, (C) a schedule of any deferred intercompany gain or loss with respect to transactions to which the Edgetech Entities has been a party, and (D) records for any Taxes paid to foreign Tax Authorities by the Edgetech Entities.
(b) Subject to compliance with applicable Legal Requirements during the Pre-Closing Period, Parent and Holdco shall confer from time to time as requested by Acquiror with one or more representatives of Acquiror to discuss any material changes or developments in the operational matters of the Edgetech Entities and the general status of the ongoing operations of the Edgetech Entities.
5.9 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.
5.10 Covenant Not to Compete. For a period of 10 years after the Closing, Parent shall not and it shall cause its Subsidiaries not to, and any of their respective Affiliates, Marvin Davis and directors, excluding Michael B. Hovan, not to, directly or indirectly, engage or invest in, own, manage, operate, finance, control or otherwise participate in the management, operation, financing or control of, be associated with, or in any manner connected with, lend its or their name to, or render services or advice to, any business whose products, or activities compete (but excluding equipment manufacturing activities), in whole or in part, with (a) the Edgetech Entities’ spacer products, (b) products in development as of the Closing, or (c) related products that comprise more than $5,000,000 of annual revenues of the Edgetech Entities as of the Closing Date; provided, however, that (i) purely financial shareholdings which do not, directly or indirectly, grant management functions or any material influence in a competing business including in particular ownership of less than one percent of the outstanding stock of any publicly traded corporation shall not be deemed to engage solely by reason thereof in any of its businesses, and (ii) the business of LMI Custom Mixing, LLC as of the Agreement Date shall not be deemed to compete with the products of the Edgetech Entities. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.10 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

5.11 Non-Solicitation. After the Closing, Parent shall not and it shall cause its Subsidiaries not to, and any of their respective Affiliates, directors or officers not to, directly or indirectly, for it, them or any other Person, (i) induce or attempt to induce any employee of the Edgetech Entities to leave the employ of such Edgetech Entity, (ii) in any way interfere with the relationship between Edgetech Entity and any employee of such Edgetech Entity or (iii) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of an Edgetech Entity, except that advertisement for employees placed in any media of general circulation shall not constitute a breach of this provision.
5.12 Holdco Options and Related Matters. Holdco shall use commercially reasonable efforts to ensure that there shall be no outstanding securities, commitments or agreements of Holdco immediately prior to the Effective Time that purport to obligate Holdco to issue any shares of Holdco Common Stock or Holdco Options under any circumstances.
5.13 Treatment of Benefit Plans. As of the Closing Date, the Edgetech Entities and all employees of the Edgetech Entities shall cease to participate in the Edgetech Employee Plans. From and after the Closing Date, Acquiror, or an Affiliate of Acquiror, shall provide to each eligible employee of the Edgetech Entities those benefits provided by Acquiror to its own similarly situated employees, as may be changed from time to time and subject to the applicable plans’ terms and conditions. The Acquiror, the Edgetech Entities, Holdco and Parent shall cooperate in effectuating the transition between the Edgetech Employee Plans and the applicable employee benefit plans of Acquiror or an Affiliate of Acquiror so that there is a minimum of inconvenience and disruption in benefits for eligible employees of the Edgetech Entities.
5.14 Transfer Taxes. Any and all transfer, documentary, stamp, registration and other such Taxes and fees (including any penalties and interest) payable in connection with the sale of the Holdco Common Stock (collectively, “Transfer Taxes”) shall be the responsibility of the Holdco Equity Holders.
5.15 Reorganization. Prior to the Effective Time, Parent and Holdco shall effect the following reorganization transactions in the following order (the “Reorganization”):
(a) Parent shall cause Edgetech to form Lauren Real Estate Holding LLC, an Ohio limited liability company (“Real Estate LLC”), and shall cause Edgetech to contribute the real estate described in Schedule 5.15(a) to Real Estate LLC. Following such contribution, Parent shall cause Edgetech to distribute all of the outstanding membership interests in Real Estate LLC to Parent (the “Real Estate Distribution”).
(b) Following the Real Estate Distribution, Holdco shall, and Parent shall cause Holdco to, form Lauren Merger Sub Inc., an Ohio corporation (“Lauren Sub”), as a wholly-owned subsidiary of Holdco. Following such formation, Lauren Sub shall then merge with and into Parent and Parent shall change its name to LII Inc. and Holdco shall change its name to Lauren International, Inc., with the shareholders of Parent becoming the shareholders of Holdco in accordance with OGCL 1701.802 (the “Parent Merger”).
(c) Following the Parent Merger, Parent shall convert to an Ohio limited liability company known as “Lauren International, Ltd.” (the “Parent Conversion”).

(d) Following the Parent Conversion, Holdco shall cause Parent to distribute all of the outstanding stock of Edgetech to Holdco (the “Edgetech Distribution”).
(e) Following the Edgetech Distribution, Holdco shall distribute all of the outstanding units of membership interest of Parent to the shareholders of Holdco (the “Parent Distribution”).
5.16 Indebtedness. Except as set forth on Schedule 5.16, prior to or at Closing, Holdco shall, and Parent and Holdco shall cause each Edgetech Entity to, pay in full, discharge or otherwise satisfy in full all outstanding indebtedness for borrowed money (excluding accounts payable), purchase money indebtedness, capital leases and guarantees of third party indebtedness of Holdco or such Edgetech Entity and to obtain the release of any security interests or other liens related thereto.
5.17 Liquidation; Sale of Parent. For a period of 36 months following the Closing Date, Parent shall not dissolve or liquidate, or transfer or sell to any third party its assets (via an asset sale, stock sale, merger or otherwise) in a transaction or series of transactions with a transaction value in excess of $10,000,000 (a “Sale”). Thereafter, Parent may effect a Sale provided that:
(a) (i) if the Sale includes the real property subject to the Edgetech Remediation and the Edgetech Remediation is ongoing at the time of the Sale, the party or parties acquiring such real property assume, as co-obligor(s), the obligations of Parent under Section 8.2(b)(v) of this Agreement, or Acquiror or any of its Affiliates becomes the successor (by assignment, operation of law or otherwise) to all rights of Parent (or its permitted assigns) under that certain Purchase and Sale Agreement, dated as of April 15, 1994, by and between AT&T Global Information Solutions Company and Lauren Manufacturing Company (now known as “Lauren International, Inc.”); (ii) the party or parties acquiring Parent’s assets in such Sale assume, as co-obligor(s), the unexpired obligations of Parent under the Tax Matters Agreement, or Parent creates an escrow fund in such amount and on such terms and conditions as Parent and Acquiror may agree in order to meet Parent’s obligations under the Tax Matters Agreement, and (iii) each of the matters set forth on Schedule 2.14 have been finally resolved through (A) a binding settlement agreement among the parties thereto with the filing of a dismissal with prejudice in the court where such matter is pending or (B) the filing of a final non-appealable judgment rendered by a court of competent jurisdiction with respect to such matter, or the party or parties acquiring Parent’s assets in such Sale assume, as co-obligor(s), the obligations of Parent under Section 8.2(b)(iii), or Parent creates an escrow fund in such amount and on such terms and conditions as Parent and Acquiror may agree in order to meet Parent’s obligations under Section 8.2(b)(iii); or
(b) Parent and Acquiror mutually agree in writing upon other arrangements to allow for such proposed Sale.

5.18 Nurtured Pets Business. Parent will procure that, at the time of the consummation of the Merger, the Nurtured Pets Staff will not be employees of any Edgetech Entity. Parent will indemnify Acquiror (for itself and on behalf of each Edgetech Entity) against (a) any Damages or Liabilities arising from the employment of the Nurtured Pets Staff and the transfer of their employment whether under the Transfer of Undertakings (Protection of Employment) Regulations 2006 (“TUPE”) or otherwise, including but not limited to Damages or Liabilities arising from a failure to inform and consult as required by TUPE; and (b) any Damages or Liabilities arising out of or in connection with the dismissal of the Nurtured Pets Staff on or prior to the consummation of the Merger. In the event that it is found that or alleged that the Nurtured Pets Staff remain employees of an Edgetech Entity following consummation of the Merger, the relevant Edgetech Entity shall be entitled to terminate that employment within 50 days of Aquiror becoming aware of such finding or allegation, and Parent shall indemnify Acquiror (for itself and on behalf of the Edgetech Entities) against any Damages or Liabilities arising from that termination and the costs of employing the Nurtured Pets Staff up until termination.
ARTICLE VI
CONDITIONS TO THE MERGER
6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:
(a) Holdco Shareholder Approval. This Agreement and the Merger shall have been duly and validly adopted by the Holdco Shareholders as required by the OGCL and other applicable Legal Requirements, and Holdco’s Articles of Incorporation, Bylaws and other governance documents, each as in effect on the date of such adoption.
(b) Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any action have been taken by any Governmental Entity seeking any of the foregoing, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal or otherwise in breach thereof.
(c) Governmental Approvals. Acquiror, Sub and Holdco shall have timely obtained from each Governmental Entity all approvals, waivers and consents with respect to Legal Requirements relating to antitrust matters, if any, necessary for consummation of, or in connection with, the Merger and the other transactions contemplated hereby including (i) the expiration or early termination of the waiting period under the HSR Act and under the competition laws of any applicable foreign jurisdiction, (ii) any required clearances by the competition authorities of applicable foreign jurisdictions, and (iii) the receipt of the German Non-Objection Certificate.

6.2 Additional Conditions to Obligations of Holdco. The obligations of Holdco to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Holdco and may be waived by Holdco in writing in its sole discretion without notice or Liability to any Person):
(a) Representations, Warranties and Covenants. Each of the representations and warranties made by Acquiror in this Agreement and in the Acquiror Closing Certificate (i) shall have been accurate in all material respects as of the Agreement Date, and (ii) shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, except in the case of clause (ii) for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate in all respects as of such date) (it being understood that, for purposes of determining the accuracy of such representations and warranties pursuant to clauses (i) and (ii), all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded). Acquiror shall have performed and complied in all respects with all covenants and agreements required to be performed and complied with by Acquiror pursuant to this Agreement at or prior to the Closing.
(b) Receipt of Closing Deliveries. Holdco and the other specified recipients shall have received each of the payments, agreements, instruments and other documents set forth in Section 1.4(a).
(c) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting in any material respect Acquiror’s ownership, conduct or operation of the businesses of the Edgetech Entities, shall be in effect as of the Closing. There shall not be pending or threatened any Proceeding (a) commenced by any Governmental Entity, or (b) commenced by any Person where such Person has a reasonable likelihood of succeeding on the merits, in either case seeking (i) any of the foregoing, or (ii) material damages in connection with the Merger or the other transactions contemplated hereby.
6.3 Additional Conditions to the Obligations of Acquiror. The obligations of Acquiror to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Acquiror and may be waived by Acquiror in writing in its sole discretion without notice or Liability to any Person):
(a) Representations, Warranties and Covenants. Each of the representations and warranties made by Parent and Holdco in this Agreement and the Parent Closing Certificate (i) shall have been accurate in all material respects as of the Agreement Date, and (ii) shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, except in the case of clause (ii) for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate in all respects as of such date) (it being understood that, for purposes of determining the accuracy of such representations and warranties pursuant to clauses (i) and (ii), all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded). Parent and Holdco shall have performed and complied in all respects with all covenants and agreements, required to be performed and complied with by Parent and Holdco pursuant to this Agreement at or prior to the Closing.

(b) Receipt of Closing Deliveries. Acquiror shall have received each of the agreements, instruments and other documents set forth in Section 1.4(b).
(c) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting in any material respect Acquiror’s ownership, conduct or operation of the businesses of the Edgetech Entities, following the Closing shall be in effect. There shall not be pending or threatened any Proceeding (a) commenced by any Governmental Entity, or (b) commenced by any Person where such Person has a reasonable likelihood of succeeding on the merits, in either case seeking (i) any of the foregoing, or (ii) material damages in connection with the Merger or the other transactions contemplated hereby.
(d) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Edgetech Entities, since the Agreement Date.
(e) No Outstanding Securities. There shall be no outstanding securities, warrants, options, commitments or agreements of Holdco immediately prior to the Effective Time that will remain outstanding following the Closing and that purport to obligate Holdco to issue any shares of Holdco Common Stock, Holdco Options or any other securities under any circumstances following the Closing.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
7.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the Merger abandoned by authorized action taken by the terminating party, whether before or after the Holdco Shareholder Approval:
(a) by mutual written consent duly authorized by Parent, Holdco and Acquiror;
(b) by either Acquiror or Holdco, if the Closing shall not have occurred on or before August 1, 2011 or such other date that Acquiror and Holdco may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this clause (b) of Section 7.1 shall not be available to any party whose breach (or whose Affiliate’s breach) of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;
(c) by either Acquiror or Holdco, if any permanent injunction or other order of a Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and non-appealable;

(d) by Acquiror, if: (i) except as set forth below in subsection (ii), Parent or Holdco shall have materially breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within 10 Business Days after receipt by Parent and Holdco from Acquiror of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied, (ii) Parent or Holdco shall have (A) breached Section 5.1 or (B) breached Section 5.2 by reason of any action taken by a director or officer of Parent or Holdco, or (iii) there shall have been a Material Adverse Effect with respect to the Edgetech Entities since the Agreement Date; or
(e) by Parent or Holdco, if Acquiror shall have materially breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within 10 Business Days after receipt by Acquiror from Parent and Holdco of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied.
7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Sub, Parent or Holdco or their respective officers, directors, shareholders or affiliates; provided, however, that (a) the provisions of this Section 7.2 (Effect of Termination), Section 5.1 (Confidentiality; Public Disclosure), Article IX (General Provisions) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement, and (b) nothing herein shall relieve any party hereto from liability in connection with any willful breach of such party’s representations, warranties, covenants or agreements contained herein.
7.3 Amendment. Subject to the provisions of applicable Legal Requirements, the parties hereto may amend this Agreement by authorized action at any time before or after the Holdco Shareholder Approval pursuant to an instrument in writing signed on behalf of each of the parties hereto (provided that after such Holdco Shareholder Approval, no amendment shall be made which by law requires further approval by the Holdco Shareholders without such further Holdco Shareholder Approval). To the extent permitted by applicable Legal Requirements, Acquiror and the Holdco Equity Holders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquiror and the Holdco Equity Holders’ Agent.
7.4 Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Closing, the Holdco Equity Holders’ Agent and Acquiror may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein. Any agreement on the part of a party hereto or the Holdco Equity Holders’ Agent to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Person. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE VIII
ESCROW FUND AND INDEMNIFICATION
8.1 Survival of Representations, Warranties, Covenants and Agreements. If the Merger is consummated, all of the representations and warranties of Parent and Holdco contained in this Agreement and in any certificates delivered by or on behalf of Parent or Holdco at the Closing shall survive the Closing and remain in full force and effect until the date that is 18 months following the Closing Date; provided, however, that the representations and warranties of Parent and Holdco contained in Section 2.1 (Organization, Standing and Power), Section 2.4 (Authority and Enforceability), Section 2.8 (Capital Structure) and Section 2.19 (Taxes), and in any certificate delivered to Acquiror regarding any matter set forth in such sections of this Agreement pursuant to any provision of this Agreement, will remain operative and in full force and effect until 30 days after the expiration of the applicable statute of limitations; and provided, further, that the representations and warranties of Parent and Holdco contained in Section 2.18 (Environmental Matters), and in any certificate delivered to Acquiror regarding any matter set forth in such section of this Agreement pursuant to any provision of this Agreement, will remain operative and in full force and effect until the date that is 36 months following the Closing Date (such 18-month period, such period ending 30-days after the expiration of the applicable statute of limitations or such 36-month period, as applicable, hereinafter being referred to as a “Survival Period”). No right to indemnification pursuant to Article VIII in respect of any claim that is set forth in an Officer’s Certificate delivered to the Escrow Agent prior to the expiration of the applicable Survival Period shall be affected by the expiration of such representations and warranties. Such expiration shall not affect the rights of any Indemnified Person under Article VIII or otherwise to seek recovery of Damages arising out of any fraud or intentional misrepresentation by Parent or Holdco until the expiration of the applicable statute of limitations. If the Merger is consummated, the representations and warranties of Acquiror contained in this Agreement and the other certificates contemplated hereby shall expire and be of no further force or effect as of the Closing, except for the representation of Acquiror set forth in Section 3.1 which shall survive for 18 months following the Closing Date. If the Merger is consummated, all covenants and agreements of the parties (including the covenants and agreements set forth in Article IV and Article V) shall expire and be of no further force or effect as of the Closing, except to the extent such covenants and agreements provide that they are to be performed after the Closing; provided, however, that no right to indemnification pursuant to Article VIII in respect of any claim based upon any breach of a covenant or agreement shall be affected by the expiration of such covenant.

8.2 Indemnification.
(a) Subject to any limitations set forth in Section 8.2(c), Acquiror and its Subsidiaries and Affiliates, and each of their other respective officers, directors, members, agents, employees, successors and assigns (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) shall be indemnified out of the Escrow Fund from and against any and all Damages incurred by an Indemnified Person, directly or indirectly, whether or not due to a third-party claim, arising out of, or resulting from:
(i) the failure of any representation or warranty (except for those set forth in Section 2.1 (Organization, Standing and Power), Section 2.4 (Authority and Enforceability), Section 2.8 (Capital Structure), and Section 2.14 (Litigation)), made by Parent or Holdco in this Agreement or in the Disclosure Letter to be true and correct as of the Agreement Date and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates);
(ii) the failure of any representation or warranty made by Parent or Holdco in any certificate delivered to Acquiror pursuant to any provision of this Agreement, to be true and correct as of the date such certificate is delivered to Acquiror;
(iii) any breach of the covenants or agreements made by Parent or by Holdco (to the extent that Holdco was obligated to comply with such covenant or agreement at or prior to the Effective Time) in this Agreement, except for Section 5.10 (Covenant Not to Compete), Section 5.11 (Non-Solicitation), Section 5.16 (Indebtedness) and Section 5.17 (Liquidation; Sale of Parent); or
(iv) any payments paid with respect to Dissenting Shares to the extent that such payments, in the aggregate, exceed the value of the amounts that otherwise would have been payable pursuant to Section 1.9 upon the exchange of such Dissenting Shares.
(b) Subject to any limitations set forth in Section 8.2(c), the Indemnified Persons shall be indemnified solely from Parent (and its successors and assigns), and Parent so indemnifies the Indemnified Persons, from and against any and all Damages incurred by an Indemnified Person, directly or indirectly, whether or not due to a third-party claim, arising out of, or resulting from:
(i) the failure of any representation or warranty set forth in Section 2.1 (Organization, Standing and Power), Section 2.4 (Authority and Enforceability), Section 2.8 (Capital Structure), and Section 2.14 (Litigation) made by Parent or Holdco in this Agreement or in the Disclosure Letter to be true and correct as of the Agreement Date and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates);
(ii) any breach of the covenants or agreements by Parent or Holdco, as applicable, set forth in Section 5.10 (Covenant Not to Compete), Section 5.11 (Non-Solicitation), Section 5.16 (Indebtedness) or Section 5.17 (Liquidation; Sale of Parent) of this Agreement;

(iii) any matter set forth on Schedule 2.14 to the Disclosure Letter or that is or would be an exception to the representations and warranties made on each date in Section 2.14 (Litigation);
(iv) the fraud or intentional misrepresentation of Parent or Holdco;
(v) the Edgetech Remediation; or
(vi) any liability or obligations of any entity, whether or not incorporated, which is or was part of a controlled group or under common control with the Edgetech Entities prior to the Closing Date or otherwise treated as a “single employer” with the Edgetech Entities within the meaning of Section 414(b), (c), (m) or (o) of the Code or under Section 4001 of ERISA prior to the Closing Date, with respect to any “employee benefit plan” of that entity (as defined in Section 3(3) of ERISA) established, maintained, sponsored or contributed to by such entity, including, but not limited to (A) liabilities for complete and partial withdrawals under any “multiemployer plan” (as defined in Section 3(37) of ERISA) pursuant to Section 4203 or 4205 of ERISA, respectively, and (B) liabilities to the Pension Benefit Guaranty Corporation (including without limitation, liabilities for premiums and terminations).
(c) The entitlement of any Indemnified Persons to be indemnified shall be subject to the following:
(i) Any amounts payable to the Indemnified Persons pursuant to Section 8.2(a) shall be payable solely out of the Escrow Fund; provided, however, that for the period from 18 months following the Closing Date to on or before 36 months following the Closing Date, new claims for Damages made against the Escrow Fund may only be made as a result of the failure of any representation or warranty in Section 2.18 (Environmental Matters) to be true and correct.
(ii) In the event that any Indemnified Person obtains a payment of an amount from the Escrow Fund as a result of a breach of the first sentence of Section 2.26 (Accounts Receivable) with respect to an uncollected receivable or portion thereof, and such amount is subsequently collected on such receivable by the Indemnified Person within 18 months from the Closing Date, then the Indemnified Person shall remit such subsequently collected amount to the Escrow Fund.
(iii) Any amounts payable to the Indemnified Persons pursuant to Section 8.2(b) shall be payable by Parent or its permitted successors or assigns.
(iv) No claim for the recovery of Damages pursuant to Section 8.2(a) may be asserted by any Indemnified Person against the Escrow Fund after the expiration of the applicable Survival Period; provided, however, that claims first asserted in writing prior to such expiration in an Officer’s Certificate shall survive expiration of the applicable Survival Period.
(v) No claim for Damages shall be made pursuant to Section 8.2(a)(i), 8.2(a)(ii) or 8.2(a)(iii), unless the aggregate of all Damages for which all claims are made hereunder by the Indemnified Persons exceeds $500,000 (the “Threshold”). If the total amount of such Damages exceeds the Threshold, then the Indemnified Persons shall be entitled to be indemnified against and compensated and reimbursed for the portion of such Damages exceeding the Threshold.

(vi) No Holdco Equity Holder shall have any personal liability beyond the possible loss of his, her or its share of the Escrow Fund for any Damages incurred by any of the Indemnified Persons.
(vii) The amount of any Damages that are subject to indemnification under this Article VIII shall be calculated net of the amount of any insurance proceeds or other third party indemnification proceeds actually received by the Indemnified Persons in connection with such Damages or any of the events or circumstances giving rise or otherwise related to such Damages, net of all deductibles, co-payments, retro-premium obligations and premium increases attributable thereto and all costs of collection of any such proceeds. Acquiror shall use commercially reasonable efforts to obtain any such proceeds. If any such proceeds are received by any Indemnified Person after receiving payment or reimbursement for any Damages hereunder, Acquiror shall cause to be paid to the Holdco Equity Holders, pro rata in proportion to their respective interests in the Escrow Fund, or to Parent, as the case may be, an amount equal to the lesser of such proceeds or the amount of such Damages previously paid or reimbursed.
(viii) Qualifications as to materiality using the term “material” (or any variation thereof) or Material Adverse Effect in any representation, warranty or covenant shall only be taken into account in determining whether a breach of such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Damages with respect to such breach, or failure to be true and correct.
(ix) Except with respect to Damages actually awarded to a third party in an action brought against an Indemnified Person, no Indemnified Person is entitled to reimbursement from the Escrow Fund pursuant to Section 8.2(a) or from Parent pursuant to Section 8.2(b) for punitive damages, or for lost profits, consequential, exemplary or special damages.
8.3 Escrow Fund. The Escrow Cash shall be deposited by Acquiror with PNC Bank National Association (or another institution selected by Acquiror and reasonably satisfactory to Parent and Holdco) as escrow agent (the “Escrow Agent”), such deposit, together with any interest that may be earned thereon, to constitute an escrow fund (the “Escrow Fund”) and to be governed by the provisions set forth herein and in the Escrow Agreement. The Escrow Fund shall be available to compensate Acquiror (on behalf of itself or any other Indemnified Person) for Damages pursuant to the indemnification obligations set forth in this Article VIII.
8.4 Indemnification of Parent. Acquiror will indemnify and hold harmless Parent and its successors and assigns and its officers, employees and directors (collectively, the “Parent Indemnified Persons”) from and against any and all Damages incurred by the Parent Indemnified Persons arising out of the breach by Acquiror of the representation of Acquiror set forth in Section 3.1.

8.5 Claims.
(a) If Acquiror determines in good faith that any Indemnified Person has a bona fide claim for indemnification pursuant to this Article VIII, Acquiror may deliver to Parent and (if the Acquiror is making a claim against the Escrow Fund) the Escrow Agent a certificate signed by any officer of Acquiror (any certificate delivered in accordance with the provisions of this Section 8.5(a), an “Officer’s Certificate”):
(i) stating that an Indemnified Person has a claim for indemnification pursuant to this Article VIII;
(ii) stating the amount of such Damages (which, in the case of Damages not yet incurred, paid, reserved or accrued, may be the maximum amount reasonably anticipated by Acquiror in good faith to be incurred, paid, reserved or accrued); and
(iii) specifying in reasonable detail (based upon the information then possessed by Acquiror) the material facts known to the Indemnified Person giving rise to such claim.
No delay in providing such Officer’s Certificate within the applicable Survival Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Holdco Equity Holders’ Agent, the Holdco Equity Holders or Parent are materially prejudiced thereby.
(b) If the Acquiror is making a claim against the Escrow Fund, at the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Holdco Equity Holders’ Agent by or on behalf of Acquiror (on behalf of itself or any other Indemnified Person) and for a period of 30 days after such delivery to the Escrow Agent of such Officer’s Certificate, the Escrow Agent shall make no payment pursuant to this Section 8.5 unless the Escrow Agent shall have received written authorization from the Holdco Equity Holders’ Agent to make such delivery. After the expiration of such 30-day period, the Escrow Agent shall make delivery of cash from the Escrow Fund to Acquiror in accordance with this Section 8.5; provided, however, that no such delivery may be made if and to the extent the Holdco Equity Holders’ Agent has raised bona fide good faith objections in a written statement to any claim or claims made in the Officer’s Certificate, and such written statement shall have been delivered to the Escrow Agent and the Acquiror prior to the expiration of such 30-day period.
(c) If the Acquiror is making a claim against Parent, Parent shall also have a period of 30 days to raise good faith objections in a written statement to any claims or claims made in the Officer’s Certificate, provided that such written statement must be delivered to the Acquiror prior to the expiration of such 30-day period.

8.6 Resolution of Objections to Claims.
(a) If the Holdco Equity Holders’ Agent or Parent raises bona fide good faith objections in writing to any claim or claims by Acquiror made in any Officer’s Certificate within such 30-day period, Acquiror and the Holdco Equity Holders’ Agent or Parent, as applicable, shall attempt in good faith for 45 days after Acquiror’s receipt of such written objection to resolve such objection. If Acquiror and the Holdco Equity Holders’ Agent or Parent, as applicable, shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, if a claim is being made by the Acquiror against the Escrow Fund, delivered to the Escrow Agent. The Escrow Agent shall be entitled to conclusively rely on any such memorandum it receives and the Escrow Agent shall distribute cash from the Escrow Fund in accordance with the terms of such memorandum.
(b) If no such agreement can be reached during the 45-day period for good faith negotiation, but in any event upon the expiration of such 45-day period, either Acquiror, the Holdco Equity Holders’ Agent or Parent, as applicable, may bring suit to resolve the matter.
(c) Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction. For purposes of this Section 8.6(c), in any suit hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, Acquiror shall be deemed to be the non-prevailing party unless the trial court awards Acquiror at least one-half of the amount in dispute, in which case the Escrow Fund or Parent, as applicable, shall be deemed to be the non-prevailing party. The non-prevailing party to a suit shall pay its own fees and expenses and the fees and expenses of the prevailing party, including attorneys’ fees and costs, reasonably incurred in connection with such suit.
8.7 Holdco Equity Holders’ Agent.
(a) At the Closing, Kevin E. Gray shall be constituted and appointed as the Holdco Equity Holders’ Agent. Kevin E. Gray hereby accepts his appointment as the Holdco Equity Holders’ Agent. For purposes of this Agreement, the term “Holdco Equity Holders’ Agent” means the agent for and on behalf of the Holdco Equity Holders to: (i) give and receive notices and communications to or from Acquiror (on behalf of itself of any other Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Holdco Equity Holders individually); (ii) authorize deliveries to Acquiror of cash from the Escrow Fund in satisfaction of claims asserted by Acquiror (on behalf of itself or any other Indemnified Person, including by not objecting to such claims); (iii) object to such claims pursuant to Section 8.5; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, such claims; (v) consent or agree to any amendment to this Agreement, and (vi) take all actions necessary or appropriate in the judgment of the Holdco Equity Holders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The Person serving as the Holdco Equity Holders’ Agent may be replaced from time to time by the holders of a majority in interest of the cash then on deposit in the Escrow Fund upon not less than ten days’ prior written notice to Acquiror. No bond shall be required of the Holdco Equity Holders’ Agent, and the Holdco Equity Holders’ Agent shall receive no compensation for his services.

(b) The Holdco Equity Holders’ Agent shall not be liable to any former Holdco Equity Holder for any act done or omitted hereunder as the Holdco Equity Holders’ Agent without gross negligence, willful misconduct or bad faith (and any act done or omitted pursuant to the bona fide good faith advice of counsel shall be conclusive evidence of good faith). To the fullest extent permitted by applicable Legal Requirements, Parent shall indemnify the Holdco Equity Holders’ Agent and hold him harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Holdco Equity Holders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Holdco Equity Holders’ Agent. If not paid directly to the Holdco Equity Holders’ Agent by Parent, such losses, liabilities or expenses may be recovered by the Holdco Equity Holders’ Agent from the Escrow Fund otherwise distributable to the Holdco Equity Holders (and not distributed or distributable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person) after the expiration of the applicable Survival Period, pursuant to the terms hereof and of the Escrow Agreement, at the time of distribution, and such recovery will be made from the Holdco Equity Holders according to their respective pro rata shares of the Net Total Merger Consideration.
(c) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Holdco Equity Holders’ Agent that is within the scope of the Holdco Equity Holders’ Agent’s authority under Section 8.7(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Holdco Equity Holders and shall be final, binding and conclusive upon each such Holdco Equity Holder; and each Indemnified Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Holdco Equity Holder.
(d) In connection with the performance of his obligations hereunder and under the Escrow Agreement, the Holdco Equity Holders’ Agent shall have the right at any time and from time to time to select and engage, at the cost and expense of the Holdco Equity Holders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as the Holdco Equity Holders’ Agent may deem necessary or desirable and incur other out-of-pocket expenses related to performing his services hereunder.
(e) All of the immunities and powers granted to the Holdco Equity Holders’ Agent under this Agreement shall survive the Closing and/or any termination of this Agreement and the Escrow Agreement. The grant of authority provided for in this Section 8.7: (i) is coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Holdco Equity Holder and shall be binding on any successor thereto and (ii) shall survive the delivery of an assignment by any Holdco Equity Holder of the whole or any fraction of his, her or its interest in the Escrow Fund.

8.8 Third-Party Claims.
(a) In the event Acquiror or another Indemnified Person becomes aware of a third-party claim which Acquiror believes may result in a claim for indemnification pursuant to this ARTICLE VIII by or on behalf of an Indemnified Person, Acquiror shall promptly deliver to the Holdco Equity Holders’ Agent and Parent a written notice, notifying the same of such third-party claim (each, a “Notice”). Notwithstanding the foregoing, no delay in providing such Notice within the applicable Survival Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Holdco Equity Holders or Parent are materially prejudiced thereby.
(b) Except with respect to third-party claims relating to customers, suppliers and Intellectual Property, other than the existing claim relating to Gerhard Reichert (“Special Claims”), the Holdco Equity Holders’ Agent and Parent shall have the right, exercisable by written notice to Acquiror, within 30 days of receipt of a Notice, to assume and conduct the defense of such claim with counsel selected by the Holdco Equity Holder’s Agent or Parent, as applicable, and reasonably acceptable to Acquiror. The Holdco Equity Holders’ Agent or Parent, as applicable, will be entitled to defend and, subject to the provisions of Section 8.7(a) and only so long as such settlement is only for monetary damages, settle such claim and use the Escrow Fund, but only for such claims for which indemnification may be made from the Escrow Fund under ARTICLE VIII, and the Holdco Equity Holders’ Agent or Parent, as applicable, and Acquiror, shall jointly instruct the Escrow Agent to release funds held under the Escrow Agreement for this purpose in accordance with the provisions of the Escrow Agreement. Except as otherwise provided for herein, if the Holdco Equity Holders’ Agent or Parent, as applicable, has assumed such defense as provided in this Section 8.8(b), the Holdco Equity Holder’s Agent or Parent, as applicable, will not be liable for any legal expenses subsequently incurred by any Indemnified Person in connection with the defense of such claim. Notwithstanding the foregoing, such Indemnified Person has the right to employ counsel separate from the counsel employed by the Holdco Equity Holder’s Agent or Parent, as applicable, in the defense of any claim that the Holdco Equity Holders’ Agent or Parent, as applicable, is defending and to participate in such defense, but the fees and expenses of such counsel will be at the Indemnified Person’s own expense unless such Indemnified Person has obtained separate counsel by reason of the existence of a conflict of interest or a reasonably foreseeable conflict of interest between such Indemnified Person and Parent, the Holdco Equity Holders or the Holdco Equity Holders’ Agent, as applicable, and in such an instance, the fees and expenses of such separate counsel shall be included in the potential Damages for which such Indemnified Person may seek indemnification subject to the limitations set forth in ARTICLE VIII. The party not conducting the defense of such claim shall have the right to receive from the party conducting the defense of such claim copies of all pleadings, notices and communications with respect to the third-party claim and shall be entitled to participate in, but not to determine or conduct, any defense of the third-party claim or settlement negotiations with respect to the third-party claim. If the Holdco Equity Holders’ Agent or Parent, as applicable, does not assume the defense of any third-party claim in accordance with this Section 8.8(b), Acquiror or any other Indemnified Person may defend such claim and any Special Claim and settle or resolve any such claim and the cost and expenses incurred by Acquiror or by any such Indemnified Person in connection with such defense, settlement or resolution (including reasonable attorney fees, other professionals and expert fees and court or arbitration costs) shall be included in the potential Damages for which an Indemnified Person may seek indemnification subject to the limitations set forth in this ARTICLE VIII. The Indemnified Person will not consent to a settlement of, or the entry of any judgment arising from, any such claim, without the prior written consent of the Holdco Equity Holders’ Agent or Parent, as applicable, which consent shall not be unreasonably withheld or delayed. Except with the prior written consent of the Indemnified Person (such consent not to be unreasonably withheld or delayed), neither Holdco Equity Holders’ Agent nor Parent, as applicable, in the defense of any such claim, shall consent to the entry of any judgment or enter into any settlement that (i) provides for injunctive or other nonmonetary relief affecting the Indemnified Person or (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff respecting such claim to such Indemnified Person of a release from all liability with respect to such claim or litigation. With respect to the defense or resolution of any such third-party claim, the Holdco Equity Holders’ Agent or Parent, as applicable, shall keep the Indemnified Person reasonably apprised of all proceedings associated therewith and shall provide to the Indemnified Person all information reasonably requested by the Indemnified Person in connection therewith.
(c) The party responsible for the defense of any third-party claim (the “Responsible Party”) shall promptly notify the other party of each settlement offer with respect to a third-party claim. Such other party shall notify the Responsible Party with reasonable promptness whether or not such party is willing to accept the proposed settlement offer. The Responsible Party shall not consent to any settlement of any third-party claim without obtaining the prior written consent (not to be unreasonably withheld or delayed) of the other party.
(d) From and after the Closing, and subject to applicable law, each party hereto, upon the receipt of reasonable notice from the Responsible Party, shall (i) give or cause to be given to the Responsible Party, and their representatives, full and complete access, during normal business hours, to the assets, properties, books, records, agreements and employees of such party, (ii) cooperate with the Responsible Party and their representatives and (iii) permit the Responsible Party and their representatives to make such inspections, in each case described in clauses (a) through (c) of this Section 8.8(d), as such Responsible Party may reasonably require to permit such Responsible Party to evaluate, defend or participate in the defenses or settlement of any claim by a third-party against any Indemnified Person for which indemnification is available hereunder and that may result in Damages payable to such Indemnified Person. The Responsible Party shall, and shall cause its representatives to, hold in confidence and not disclose or use any information acquired pursuant to the foregoing sentence except as may be necessary to defend or participate in the defense or settlement of any such claim.
8.9 Treatment of Indemnification Payments. All indemnification payments made pursuant to this ARTICLE VIII shall be treated by the parties as adjustments to the Total Merger Consideration unless otherwise required by applicable law.

ARTICLE IX
GENERAL PROVISIONS
9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice): if to Acquiror or Sub, to:
Quanex Building Products Corporation
1900 West Loop South, Suite 1500
Houston, Texas 77027
Attention: General Counsel
Facsimile No.: (713) 626-7549
Telephone No.: (713) 961-4600
with a copy (which shall not constitute notice) to:
Fulbright & Jaworski L.L.P.
Fulbright Tower
1301 McKinney, Suite 5100
Houston, TX 77010-3095
Attention: P. Kevin Trautner
Facsimile No.: (713) 651-5246
Telephone No.: (713) 651-5151
if to Parent or Holdco, to:
Lauren International, Inc.
2228 Reiser Ave. SE
New Philadelphia, Ohio 44663
Attention: President
Facsimile No.: (330) 339-1515
Telephone No.: (330) 339-3373
with a copy (which shall not constitute notice) to:
Day Ketterer Ltd.
200 Market Avenue North, Suite 300
Canton, Ohio 44702
Attention: Daniel A. Minkler
Facsimile No.: (330) 455-2633
Telephone No.: (330) 455-0173
If to the Holdco Equity Holders’ Agent, to:
Kevin E. Gray
c/o Lauren International, Inc.
2228 Reiser Ave. SE
New Philadelphia, Ohio 44663
Facsimile No.: (330) 339-1515
Telephone No.: (330) 339-3373

9.2 Interpretation.
(a) When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any undefined accounting term shall have the meaning assigned to it pursuant to GAAP. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.
(b) The disclosures in the Disclosure Letter relate only to the representation and warranties in the section or paragraph of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. If there is any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.
9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.
9.4 Incorporation of Exhibits, Disclosure Letter and Other Schedules. The Exhibits, Disclosure Letter and other Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
9.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the Exhibits attached hereto, the Schedules, including the Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article VIII is intended to benefit Indemnified Persons) and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.
9.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquiror may assign this Agreement to any direct or indirect wholly owned subsidiary of Acquiror without the prior consent of Parent and Holdco; provided, however, that Acquiror shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
9.8 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.
9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without reference to such state’s principles of conflicts of law.
9.10 Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
9.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
9.12 Time. Time is of the essence in the performance of this Agreement.

9.13 Disclaimer. Parent and Holdco do not make, and have not made, any representations or warranties relating to Holdco or the Edgetech Entities or otherwise in connection with the transactions contemplated hereby other than those expressly set forth in this Agreement. It is understood that any cost estimate, projection or other prediction, any data, any financial information or any memoranda or offering materials or presentations, including, without limitation, any memoranda and materials provided by any representative of Parent or Holdco are not and shall not be deemed to be or to include representations or warranties of Parent or Holdco.
9.14 Tax Matters Agreement. Notwithstanding any provision of this Agreement to the contrary, the provisions of the Tax Matters Agreement shall control in the event of any conflict between the provisions of this Agreement and the provisions of the Tax Matters Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of Acquiror, Sub, Holdco, Parent and the Holdco Equity Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Quanex Building Products Corporation
By:	/S/ David D. Petratis
	Name:	David D. Petratis
	Title:	Chairman and Chief Executive Officer
QSB Inc.
By:	/S/ David D. Petratis
	Name:	David D. Petratis
	Title:	Chairman and Chief Executive Officer
Lauren Holdco Inc.
By:	/S/ Kevin E. Gray
	Name:	Kevin E. Gray
	Title:	President and Chief Executive Officer
Lauren International, Inc.
By:	/S/ Kevin E. Gray
	Name:	Kevin E. Gray
	Title:	President and Chief Executive Officer
Holdco Equity Holders’ Agent
/S/ Kevin E. Gray
Kevin E. Gray
[Signature Page to Agreement and Plan of Merger]